Exhibit 10.18

EXECUTION COPY

CREDIT AGREEMENT

by and among

JOHNSTOWN AMERICA CORPORATION,

FREIGHT CAR SERVICES, INC.,

JAC OPERATIONS, INC.

and

JAIX LEASING COMPANY,

as Co-Borrowers

and

LASALLE BANK NATIONAL ASSOCIATION,

as the Bank

Dated September 11, 2003

EXHIBITS AND SCHEDULES

EXHIBIT A	Borrowing Base Certificate

EXHIBIT B	Revolving Note

EXHIBIT C	Notice of Borrowing under Revolving Facility

EXHIBIT D	Notice of Conversion

EXHIBIT E	Notice of Rollover

EXHIBIT F	Certificate of Officer as to Annual Financial Statements

EXHIBIT G	Certificate of Officer as to Quarterly Financial Statements

Schedule 4.1	Doing Business Names; Business Locations

Schedule 4.4	Subsidiaries

Schedule 4.6	Litigation

Schedule 4.10	ERISA Plans

Schedule 4.12	Environmental Matters

Schedule 4.15	Information Regarding Real Estate

Schedule 4.16	Intellectual Property

Schedule 6.1	Outstanding Liens

Schedule 6.2	Outstanding Indebtedness

Schedule 6.3	Outstanding Guaranties

CREDIT AGREEMENT

This Credit Agreement (“Credit Agreement”) is dated as of September 11, 2003, by and among JOHNSTOWN AMERICA CORPORATION, a Delaware corporation, FREIGHT CAR SERVICES, INC., a Delaware corporation, JAC OPERATIONS, INC., a Delaware corporation, and JAIX LEASING COMPANY, a Delaware corporation (each a “Co-Borrower”, and collectively the “Co-Borrowers”), and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (the “Bank”).

BACKGROUND INFORMATION

The Co-Borrowers have requested that the Bank extend a revolving credit facility to the Co-Borrowers.

The Bank is willing to extend the requested credit facility to the Co-Borrowers pursuant to the terms and subject to the conditions set forth in this Agreement.

ACCORDINGLY, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Co-Borrowers and the Bank hereby agree as follows:

ARTICLE I

Definitions

Section 1.1. Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in the preamble have the meanings therein assigned to them;

(b) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular; and

(c) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.

“Accounts” means the aggregate unpaid obligations of customers and other account debtors of the Co-Borrowers arising out of the sale of goods or the rendition of services by the Co-Borrowers on an open account or deferred payment basis.

“Advance” means a loan of funds by the Bank to the Co-Borrowers under the Revolving Facility.

“Affiliate” or “Affiliates” means any Person controlled by, controlling or under common control with the subject Person, including (without limitation) any Subsidiary of the subject Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall in no event include the Bank.

“Agreement” means this Credit Agreement and all exhibits, amendments and supplements hereto and modifications hereof.

“Bank” has the meaning specified in the preamble.

“Borrowing” means a borrowing by the Co-Borrowers under the Revolving Facility, consisting of the aggregate of all Advances made by the Bank to the Co-Borrowers pursuant to a request under Section 2.2.

“Borrowing Base” means, at any time, the lesser of:

(a) the Revolving Commitment, or

(b) the sum of:

(i) 85% of all Eligible Accounts and Eligible Foreign Accounts;

(ii) 70% of all Eligible Finished Inventory;

(iii) 60% of all Eligible Semi-Finished Inventory; and

(iv) 100% of the Cash Collateral;

in any case, computed in accordance with the most recent Borrowing Base Certificate submitted to, and accepted by, the Bank.

“Borrowing Base Certificate” means a certificate in substantially the form attached hereto as Exhibit A, duly completed and certified by the Co-Borrowers, pursuant to which the Co-Borrowers set forth their Accounts, Eligible Accounts, Eligible Finished Inventory and Eligible Semi-Finished Inventory and the applicable Borrowing Base as of a particular date.

“Business Day” means any day other than a Saturday or Sunday on which national banks are required to be open for business in Chicago, Illinois and, in addition, if such day relates to a Eurodollar Funding or fixing of a Eurodollar Rate, a day on which dealings in U.S. dollar deposits are carried on in the London interbank eurodollar market.

“Capital Adequacy Rule” has the meaning specified in Section 2.17(b)(ii).

“Capital Adequacy Rule Change” has the meaning specified in Section 2.17(b)(iii).

“Capital Expenditures” means the cost of any real property, plant and equipment, and any other fixed asset or improvement, or replacement, substitution or addition thereto which is required by GAAP to be included in or reflected as property, plant and equipment or similar fixed assets on the balance sheet of a Person, having useful life of more man one (1) year, or any other payment which is otherwise required to be capitalized, including as a cost the aggregate amount of expenses, charges, goods exchanged or services rendered or payments due or arising in connection with the direct or indirect acquisition of such assets or improvements, replacements, substitutions or additions by way of increased product or service charges or offset items or barter exchange or in connection with Capital Leases, and the entire principal amount of any Debt assumed or incurred in connection therewith, in each case without duplication; provided, however, that Capital Expenditures shall not include expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capital Expenditures Threshold” means $5,000,000, unless such amount is adjusted pursuant the written consent of the Bank, in which event “Capital Expenditure Threshold” shall mean such adjusted amount.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property of such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Payments” of any Person means, with respect to the applicable Covenant Computation Period, the total expenditures by such Person in respect of Capital Leases during such period, as determined in accordance with GAAP.

“Caravelle” means Caravelle Investment Fund, LLC, a Delaware limited liability company.

“Caravelle Deferred Financing Fee Agreement” means that Caravelle Deferred Financing Fee Agreement by and between Caravelle and JAC Holdings, dated as of June 3, 1999.

“Carroll” means John E. Carroll, Jr., an individual.

“Cash Collateral” means the cash or cash equivalents pledged by the Co-Borrowers to the Bank pursuant to the terms of the Securities Account Pledge Agreement.

“Cash Taxes” means taxes funded using the Consolidated Group’s cash not financed by the Bank.

“Change of Control” means any event, circumstance or occurrence that results in (a) Carroll (i) ceasing to be Chairman and CEO of the Co-Borrowers or (ii) not being the owner of at least six percent (6%) of all issued and outstanding capital stock of JAC Holdings entitled to vote or otherwise not having operating control of the Co-Borrowers; (b) Caravelle not being the owner of at least twenty percent (20%) of all issued and outstanding capital stock of JAC Holdings entitled to vote or otherwise not having operating control of the Co-Borrowers; (c) Hancock not being the owner of at least eighteen percent (18%) of all issued and outstanding capital stock of JAC Holdings entitled to vote or otherwise not having operating control of the Co-Borrowers, (d) the Santomero Investor not being the owner of at least eighteen percent (18%) of all issued and outstanding capital stock of JAC Holdings entitled to vote or otherwise not having operating control of the Co-Borrowers; or (e) Transportation Investment Partners, L.L.C. not being the owner of at least thirteen percent (13%) of all issued and outstanding capital stock of JAC Holdings entitled to vote or otherwise not having operating control of the Co-Borrowers; provided, however, that as long as Caravelle, Hancock, the Santomero Investor, and Transportation Investment Partners, L.L.C. collectively retain at least fifty percent (50%) of the capital stock of JAC Holdings entitled to vote which such entities held as of the Closing Date, then no Change of Control shall occur as a result of any transfer of capital stock among those Persons who own capital stock of JAC Holdings as of the Closing Date.

“Cirar Consulting Agreement” means that Cirar Consulting Agreement by and between James Cirar, JAC Holdings, the Co-Borrowers and JAC Patent, dated as of June 3, 1999.

“Closing Date” means the date of this Agreement.

“Co-Borrowers” has the meaning specified in the preamble.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all personal property of each Credit Party in which the Bank has been granted a security interest or lien pursuant to any Security Document, together with all substitutions and replacements for and products and proceeds of any of the foregoing.

“Commitment Fee” has the meaning specified in Section 2.12(b).

“Consolidated Group” means JAC Holdings and its consolidated Subsidiaries, including, without limitation, each Co-Borrower and each Guarantor.

“Covenant Computation Date” means the last day of each fiscal quarter of the Co-Borrowers, commencing on September 30, 2003. Compliance with the Financial Covenants will be determined as follows: (a) quarterly testing of the Financial Covenants

(other than the minimum EBITDA in Section 5.9 and the leverage ratio in Section 5.12) based on actual performance of the Consolidated Group for the fiscal quarter then-ended and (b) with respect to determining compliance with Section 5.9 and Section 5.12, EBITDA shall be cumulative EBITDA for the Covenant Computation Period.

“Covenant Computation Period” means the four (4) consecutive fiscal quarters immediately preceding and ending on a Covenant Computation Date.

“Credit Party” or “Credit Parties” means the Co-Borrowers or a Guarantor, or all of them collectively, as the context may require, including without limitation each additional Person which becomes a Guarantor after the Closing Date pursuant to Section 5.8 hereof.

“Debt” of any Person means., without duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (e) all indebtedness secured by a lien on any asset of such Person, whether or not such indebtedness has been assumed by such Person, (f) all indebtedness and other obligations of others guaranteed by such Person, (g) all obligations of such Person to pay the deferred purchase price for goods or services, whether or not delivered or accepted (i.e., take-or-pay and similar obligations), excluding trade accounts payable incurred in the ordinary course of business, (h) all net obligations of such Person under any interest rate swap program or any similar agreement, arrangement or undertaking relating to fluctuations in interest rates, (i) all obligations, contingent or otherwise, with respect to the face amount of letters of credit (whether or not drawn) and bankers’ acceptances issued for the account of such Person, and (j) all obligations of such Person to advance funds to, or purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person.

“Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning specified in Section 2.7(c).

“EBITDA” of any Person means, with respect to the applicable Covenant Computation Period, the sum of such Person’s (a) pre-tax net income, (b) net Interest Expense and (c) depreciation, depletion, and amortization of tangible and intangible assets, before (i) income from discontinued operations, (ii) minority interests, and (iii) extraordinary gains and losses, in each case for such period, computed and calculated in accordance with GAAP.

“Eligible Accounts” means all unpaid Accounts arising from a bona fide sale of Inventory or the rendition of services by the Co-Borrowers in the ordinary course of business on usual and ordinary terms, evidenced by an invoice and net of any applied or unapplied credits or other allowance (with any such unapplied credits or other allowances being applied to the most current Account of the Co-Borrowers); provided, however, that the following shall in no event be deemed Eligible Accounts:

(a) that portion of Accounts over ninety (90) days past invoice date or sixty (60) days past the specified due date;

(b) Accounts owed by any unit of government, whether foreign or domestic, unless such Account is a U.S. Government obligation and the Bank’s pledge and assignment of such Account has been confirmed by duly acknowledged and accepted documents complying with the Assignment of Claims Act which have been delivered to and approved by the Bank;

(c) that portion of Accounts that are conditional, disputed or subject to a known claim of offset or a contra account or with respect to which a defense, counterclaim, right to discount or deduction has been asserted;

(d) Accounts which are owed by an account debtor whose principal corporate office is located outside the United States or Canada;

(e) Accounts owed by an account debtor that is the subject of dissolution, liquidation, bankruptcy proceedings or has gone out of business;

(f) Accounts owed by an Affiliate of the Co-Borrowers and Accounts with account debtors with whom any Co-Borrower is obligated with respect to goods sold or services rendered by such account party;

(g) Accounts not subject to a duly perfected security interest in favor of the Bank or which are subject to any lien, security interest or claim in favor of any Person other than the Bank or GE Capital;

(h) that portion of Accounts that has been restructured, extended, amended or modified as a result of an account debtor’s inability to pay;

(i) that portion of Accounts relating to Eligible Finished Inventory;

(j) that portion of Accounts constituting a finance charge, service charge or interest; and

(k) Accounts owed by an account debtor, regardless of whether otherwise eligible, if twenty-five percent (25%) or more of the total amount due under Accounts from such account debtor is ineligible under clauses (a), (c) or (h) above.

“Eligible Finished Inventory” means Inventory consisting of Finished Railcars, at the selling price as determined in accordance with the applicable sales contract;

provided, however, that the following shall in no event be deemed Eligible Finished Inventory:

(a) Inventory that is (i) in transit; (ii) located at any warehouse or leased premises with respect to which the Bank has not received an acceptable warehouseman or landlord release and waiver or other similar documentation acceptable to the Bank; (iii) located outside of the United States; (iv) covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; or (v) on consignment to or from any other Person or subject to any bailment of any kind or description;

(b) Inventory older than 365 days;

(c) Inventory that, in the commercially reasonable judgment of the Bank, is or has become unmerchantable, unmarketable, spoiled, damaged, obsolete or otherwise unfit for sale;

(d) Inventory constituting Eligible Semi-Finished Inventory;

(e) Inventory which is not owned by the Co-Borrowers free and clear of all liens, claims and rights of others (including any rights of reclamation or equitable claims), is subject to a security interest in favor of any Person other than the Bank or GE Capital, or in which the Bank does not have a valid and perfected first priority security interest;

(f) Inventory which constitutes “bill and hold” goods, except to the extent the Account arising from such “bill and hold” sale is not otherwise included as an Eligible Account; and

(g) Otherwise Eligible Finished Inventory for which a landlord/warehouseman lien waiver has not been delivered as required in Section 5.13.

“Eligible Foreign Accounts” means an otherwise Eligible Account except that such Account is due and owing by an Account debtor located outside the United States or Canada; but excluding any Accounts having any of the following characteristics:

(a) That portion of Accounts not yet earned by the final delivery of goods or rendition of services, as applicable, by the Co-Borrowers to the customer;

(b) That portion of Accounts for which an invoice has not been sent to the applicable account debtor;

(c) Accounts owed by any unit of government;

(d) That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;

(e) That portion of Accounts owed by any one Account debtor located outside the United States that would permit Advances supported by such Account debtor’s Accounts to exceed $500,000 if such Account debtor is rated BBB-minus or better by Standard and Poors, or is controlled by entities rated BBB-minus or better by Standard and Poors;

(f) Accounts denominated in any currency other than United States dollars, Canadian dollars, Swiss francs, Japanese yen, United Kingdom pounds sterling or European Union Euros;

(g) Accounts owed by debtors located in countries not acceptable to the Lender in its sole discretion; or

(h) Accounts otherwise deemed unacceptable to the Lender in its sole discretion.

“Eligible Semi-Finished Inventory” means Inventory consisting of railcars and railcar kits being manufactured as a result of or pursuant to purchase orders issued by Persons other than Affiliates of the Co-Borrowers, at the lower of cost or market value as determined in accordance with GAAP; provided, however, that the following shall in no event be deemed Eligible Semi-Finished Inventory:

(a) Inventory that is (i) in transit; (ii) located at any warehouse or leased premises with respect to which the Bank has not received an acceptable warehouseman or landlord release and waiver or other similar documentation acceptable to the Bank; (iii) located outside of the United States; (iv) covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; or (v) on consignment to or from any other Person or subject to any bailment of any kind or description;

(b) Inventory older than 365 days;

(c) Inventory that, in the commercially reasonable judgment of the Bank, is or has become unmerchantable, unmarketable, spoiled, damaged, obsolete or otherwise unfit for sale;

(d) Inventory which is not owned by the Co-Borrowers free and clear of all liens, claims and rights of others (including any rights of reclamation or equitable claims), is subject to a security interest in favor of any Person other than the Bank or GE Capital or in which the Bank does not have a valid and perfected first priority security interest;

(e) Inventory which constitutes “bill and hold” goods, except to the extent the Account arising from such “bill and hold” sale is not otherwise included as an Eligible Account;

(f) Otherwise Eligible Semi-Finished Inventory for which a landlord/warehouseman lien waiver has not been delivered as required in Section 5.13; and

(g) Railcars being manufactured without purchase orders.

“Environmental Laws” has the meaning specified in Section 4.12.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to a Credit Party, any trade or business (whether or not incorporated) that is, along with such Credit Party, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code.

“Eurodollar Advance” means any Advance which bears interest at a rate determined by reference to a Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to an Interest Period, the LIBOR Index Rate or if the LIBOR Index Rate cannot be determined, the rate per annum equal to the rate (rounded up if necessary to the nearest one one-hundredth of one percent (1/100%)) determined by the Bank in accordance with Section 2.5 to be a rate at which U.S. dollar deposits are offered to major banks in the London interbank eurodollar market for funds to be made available on the first day of such Interest Period and maturing at the end of such Interest Period.

“Eurodollar Funding” means any Funding which bears interest at a rate determined by reference to a Eurodollar Rate, including Eurodollar Advances.

“Eurodollar Rate” means, with respect to an Interest Period, the rate obtained by adding (a) the applicable Margin to (b) the rate obtained by dividing (i) the applicable Eurodollar Base Rate by (ii) a percentage equal to one (1.00) minus the applicable percentage (expressed as a decimal) prescribed by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirements applicable to Eurodollar fundings (currently referred to as “Eurocurrency Liabilities” in Regulation D) or any other maximum reserve requirements applicable to a member bank of the Federal Reserve System with respect to such eurodollar fundings.

“Event of Default” has the meaning specified in Section 7.1.

“Financial Covenants” means the covenants contained in Sections 5.9 through 5.12 and 6.13.

“Finished Railcars” means railcars for which production of the railcars has been completed, a customer has accepted the railcars, and the railcars have not been shipped or invoiced to the customer.

“Fixed Charge Coverage Ratio” of the Consolidated Group means, with respect to any Covenant Computation Date, the ratio (a) of the Consolidated Group’s EBITDA plus expenses and/or settlement costs, without duplication, of up to $5,000,000 in the aggregate related to the Pending Employment Litigation and minus the sum of the Consolidated Group’s (i) Capital Expenditures (net of Capital Expenditures made using the Consolidated Group’s cash not financed by the Bank or another lender) and (ii) Cash Taxes, to (b) the sum of the Consolidated Group’s (i) net Interest Expense, (ii) Holding Company Note Payments to the extent such payments exceed the Minimum Account Balance under the Securities Account Pledge Agreement and only to the extent such Holding Company Note Payments are permitted under this Agreement, the GE Capital Loan Agreement, the Holding Company Subordination Agreement, and the subordination granted GE Capital in connection with the GE Capital Loan Agreement, (iii) GE Capital Loan Agreement Payments, (iv) Capital Lease Payments, and (v) debt service on any Debt permitted under Section 6.2. The one-time payment of $9,000,000 to be made from proceeds of the GE Capital Loan Agreement concurrently with the execution of such agreement shall not be included in the calculation of Fixed Charge Coverage Ratio.

“Floating Rate” means an annual rate at all times equal to the sum of (a) the Prime Rate and (b) the applicable Margin, which Floating Rate shall change when and as the Prime Rate changes.

“Floating Rate Advance” means any Advance which bears interest at a rate determined by reference to the Floating Rate.

“Floating Rate Funding” means any Funding which bears interest at a rate determined by reference to the Floating Rate, including Floating Rate Advances.

“Funded Debt” of any Person means all Debt of the Consolidated Group not constituting Subordinated Debt, but excluding any Debt arising hereunder which is secured by the Cash Collateral.

“Funding” means a designated portion of outstanding principal indebtedness evidenced by the Note which bears interest at a rate determined by reference to a particular Eurodollar Rate or Floating Rate, as the case may be.

“GAAP” means generally accepted accounting principles as in effect from time to time applied on a basis consistent with the accounting practices applied in the financial statements referred to in Section 4.5.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation.

“GE Capital Loan Agreement” means the Credit Agreement which the Co-Borrowers anticipate executing with GE Capital within 45 days of the Closing Date.

“GE Capital Loan Agreement Payments” means any payments made pursuant to the terms of the GE Capital Loan Agreement.

“Guarantor” or “Guarantors” means, as the context shall require, JAC Patent, JAC Holdings, and JAC Intermedco, together with each and every additional Person which shall execute and deliver a Guaranty for the benefit of the Bank pursuant to Section 5.8 hereof.

“Guaranty” or “Guaranties” means a guaranty of a Guarantor made in favor of the Bank guarantying payment of all Obligations, or all of them collectively, as the context may require, and all amendments and supplements thereto and modifications thereof.

“Hancock” means, collectively, Hancock Mezzanine Partners L.P. and Hancock Mutual Life Insurance Company.

“Hancock Management Agreements” means those management services agreements by and between Hancock and JAC Holdings, dated as of June 3, 1999.

“Hazardous Substance” means any asbestos, urea-formaldehyde, polychlorinated biphenyls, nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Laws.

“Holding Company Note Payments” means those payments made pursuant to the Holding Company Notes.

“Holding Company Notes” means those notes issued by Rabbit Hill Holdings, Inc., in favor of Caravelle and Hancock, dated as of June 3, 1999, and bought by Caravelle, Hancock Mezzanine Partners and Hancock Mutual Life Insurance Company.

“Holding Company Subordination Agreement” means Subordination Agreement dated as of September 11, 2003, by and Among the Bank, JAC Holdings, Caravelle, Hancock, Transportation Investment Partners, L.L.C., James Cirar and Camillo M. Santomero, III.

“Holding Management Agreement” means that certain Management Services Agreement between JAC Holding, JAC Intermedco, the Co-Borrowers, and JAC Patent dated as of June 3, 1999.

“Indemnitees” has the meaning specified in Section 8.5.

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Interest Coverage Ratio” of the Consolidated Group means, with respect to any Covenant Computation Date, the ratio of the Consolidated Group’s (a) EBITDA plus expenses and/or settlement costs, without duplication, of up to $5,000,000 in the aggregate related to the Pending Employment Litigation and minus Capital Expenditures (net of Capital Expenditures made using the Consolidated Group’s cash not financed by the Bank or another lender) minus Cash Taxes, to (b) Interest Expense.

“Interest Expense” of the Consolidated Group means, with respect to the applicable Covenant Computation Period, the total gross interest expense on all Debt of the Consolidated Group during such period and shall in any event include, without limitation and without duplication, (a) cash interest expense less cash interest income on all Debt, (b) the amortization of Debt discounts, (c) the amortization of all fees payable in connection with the incurrence of Debt to the extent included in interest expense, (d) that portion of any Capital Lease Payment which would constitute imputed interest as determined in accordance with GAAP and (e) all fees and charges with respect to letters of credit issued for the account of the Consolidated Group.

‘Interest Period” means, relative to any Eurodollar Funding, the period beginning on (and including) the date on which such Eurodollar Funding is made, or continued as, or converted into, a Eurodollar Funding pursuant to Sections 2.2, 2.3 or 2.4 and shall end on (but exclude) the day which numerically corresponds to such date one (1), two (2), or three (3) months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Co-Borrowers may select in their relevant notice pursuant to Sections 2.2, 2.3, or 2.4; provided, however, that:

(a) no more than five (5) different Interest Periods may be outstanding at any one time with respect to the Revolving Facility;

(b) if an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a month, in which case such Interest Period shall end on the next preceding Business Day);

(c) no Interest Period applicable to a Funding for the Revolving Facility may end later than the applicable Maturity Date for the Revolving Facility; and

“Inventory” means all inventory of the Co-Borrowers, as that term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of finished or unfinished goods, processed or unprocessed products, inputs, parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.

“JAC Holdings” means JAC Holdings International, Inc., a Delaware corporation.

“JAC Intermedco” means JAC Intermedco, Inc., a Delaware corporation.

“JAC Patent” means JAC Patent Company, a Delaware corporation.

“Letter of Credit” has the meaning specified in Section 2.6.

“Letter of Credit Amount” means the sum of (a) the aggregate remaining available amount of all issued and outstanding Letters of Credit, and (b) amounts drawn under Letters of Credit for which the Letter of Credit Bank has not been reimbursed with proceeds of a Borrowing or otherwise.

“Letter of Credit Bank” means the Bank (or, as applicable, one of its affiliates), in its separate capacity as issuer of Letters of Credit for the account of the Co-Borrowers pursuant to Section 2.6.

“Letter of Credit Fee” has the meaning specified in Section 2.6(b).

“Letter of Credit Sublimit” means twelve million dollars ($ 12,000,000).

“Level I Status” means a period of time during which the Leverage Ratio of the Consolidated Group is greater than 2.50 to 1,00.

“Level II Status” means a period of time during which the Leverage Ratio of the Consolidated Group is greater than 2.00 to 1.00, but less than or equal to 2.50 to 1.00.

“Level III Status” means a period of time during which the Leverage Ratio of the Consolidated Group is greater than 1.50 to 1.00, but less than or equal to 2.00 to 1.00.

“Level IV Status” means a period of time during which the Leverage Ratio of the Consolidated Group is greater than 1.00 to 1.00, but less than or equal to 1.50 to 1.00.

“Level V Status” means a period of time during which the Leverage Ratio of the Consolidated Group is equal to or less than 1.00 to 1.00.

“Leverage Ratio” of the Consolidated Group means, with respect to any Covenant Computation Date, the ratio of (a) the Consolidated Group’s Funded Debt, to (b) the Consolidated Group’s EBITDA plus expenses and/or settlement costs, without duplication, of up to $5,000,000 in the aggregate related to the Pending Employment Litigation; provided, however, that for purposes of determining Status, no expenses and/or settlement costs related to the Pending Employment Litigation shall be added to the Consolidated Group’s EBITDA.

“LIBOR Index Rate” means relative to any Interest Period, the rate per annum determined by the Bank as of approximately 11:00 a.m. London time on the date two (2)

Business Days before the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars offered on the London interbank dollar market for a period corresponding to the term of such Interest Period and in an amount comparable to the aggregate amount of the relevant Funding (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Bank that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates).

“Licensed Intellectual Property” has the meaning specified in Section 4.16(b).

“Loan Documents” means this Agreement, the Note, the Guaranties, each and every application or other agreement pursuant to which a Letter of Credit is issued and the Security Documents.

“Local Time” means the local time of day in Chicago, Illinois.

“Management Fee Payment” means any management fees or other payments payable by the Co-Borrowers or JAC Holdings pursuant to the terms of (i) the Santomero Management Agreement, (ii) the Cirar Consulting Agreement, (iii) the Hancock Management Agreements, (iv) the Caravelle Deferred Financing Fee Agreement, or (v) the Holding Management Agreement.

“Margin” means, with respect to computation of the applicable interest rate on Fundings under the Revolving Facility, or the Letter of Credit Fee, as the case may be, the applicable increment set forth and described in the table below, established as of the last day of each fiscal quarter according to the then applicable Status; provided, however, that any adjustment in the applicable Margin shall not become effective until the first calendar day of the first month immediately following receipt by the Bank of financial statements relating to the last day of such fiscal quarter pursuant to Section 5.1 hereof. If financial statements of the Consolidated Group necessary to establish the appropriate Margin hereunder are not received by the Bank on or prior to the date required pursuant to Section 5.1 hereof, the applicable Margin shall be determined as if Level I Status were in effect and such Level I Status shall remain in effect until such time as the required financial statements are received:

STATUS	EURO DOLLAR RATE MARGIN	FLOATING RATE MARGIN	LETTER OF CREDIT FEE MARGIN
Level I Status	4.00%	1.25%	4.00%
Level II Status	3.50%	1.00%	3.50%
Level III Status	3.25%	0.75%	3.25%
Level IV Status	2.75%	0.50%	2.75%
Level V Status	2.50%	0.25%	2.50%

provided, however, that for the period commencing on the Closing Date and continuing to the date the Bank receives the Consolidated Group’s financial statements and related officer’s certificates specified in Section 5.1(b) demonstrating the financial performance of the Consolidated Group for the fiscal month ending September 30, 2003, the applicable Margins shall be determined as if Level III Status were in effect, regardless of the Leverage Ratio of the Consolidated Group for such period; provided, further, with respect to computation of the applicable interest rate on Fundings under the Revolving Facility or the Letter of Credit Fee, as the case may be, during any period in which the Consolidated Group maintains Cash Collateral pursuant to the terms of the Securities Account Pledge Agreement, the Margin for all Prime Rate Advances and Letter of Credit Advances up to an amount equal to the Cash Collateral shall be the applicable Margin as determined above, minus (i) 0.25% with respect to the Prime Rate Margin, or (ii) 0.75% with respect to the Letter of Credit Fee Margin.

“Master Letter of Credit Agreement” shall have the meaning specified in Section 2.6(a).

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:

(a) the business, financial condition, operations or prospects of the Credit Parties, taken as a whole;

(b) the ability of a Credit Party to perform its obligations under any Loan Document to which it is a party;

(c) the validity, enforceability or collectibility of any Loan Document; or

(d) the status, existence, perfection, priority or enforceability of any lien or security interest granted pursuant to any Security Document.

“Maturity Date” means September 11, 2006.

“Mortgage” or “Mortgages” means each mortgage or deed of trust, as the case may be, from the appropriate Credit Party owning real property described in Schedule 4.15, pursuant to which such Credit Party grants the Bank, a mortgage lien on such real property and related improvements to secure payment of the Obligations, or all such Mortgages collectively, as the context may require, and all amendments and supplements thereto and modifications thereof.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which any Credit Party or any ERISA Affiliate contributes or is obligated to contribute.

“Note” means the Revolving Note.

“Obligations” means each and every Debt, liability and other obligation of every type and description arising under or in connection with any of the Loan Documents which any Credit Party may now or at any time hereafter owe to the Bank, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including specifically, but not limited to, the Letter of Credit Amount, and all indebtedness, liabilities and obligations of the Co-Borrowers arising under or evidenced by the Note.

“Off-the-shelf Software” has the meaning specified in Section 4.16(b).

“Outstanding Obligations” means, as of the date of determination, the outstanding principal amount of all Obligations.

“Owned Intellectual Property” has the meaning specified in Section 4.16(a).

“Payee” has the meaning specified in Section 2.16.

“Payment Conditions” shall mean (a) no Default or Event of Default shall be in existence or shall occur as a result of the proposed payment on the Holding Company Notes and (b) the following tests are met: (i) the Co-Borrowers are in compliance with the minimum Fixed Charge Coverage Ratio requirements set forth in Section 5.11 for the two Covenant Computation Dates immediately preceding the date of such proposed payment of the Holding Company Notes; (ii) the Co-Borrowers are in compliance with the minimum EBITDA requirements set forth in Section 5.9 for the four quarters immediately preceding the date of the proposed payment of the Holding Company Notes; and (iii) availability under the Credit Agreement shall equal or exceed $15,000,000 on the date of (and after giving effect to) the proposed payment of the Holding Company Notes. The determination of compliance with the foregoing shall be made by the Bank in its good faith judgment based upon information furnished by the Co-Borrowers and in form and substance acceptable to the Bank and such other information as the Bank shall request.

“Pending Employment Litigation” means (i) litigation or administrative proceedings related to unfair labor claims of the United Steelworkers of America against the Co-Borrowers before the National Labor Relations Board related to expiration of the Co-Borrowers collective bargaining agreement in October 2001; (ii) the case captioned United Steelworkers of America, Geraldine Deemer and Daryl Shetler v. Johnstown America Corporation, No. 02806, commenced in the United States District Court for the Western District of Pennsylvania, and any appeals arising from and related to such case, and (iii) USWA, Reggie Britt, et. al v. Johnstown America Corp., Inc., No. 03-1298, commenced in the United States District Court for the Western District of Pennsylvania, and any appeals arising from and related to such case.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of any Credit Party or any ERISA Affiliate and covered by Title IV of ERISA.

“Permitted Distribution” means any distribution or dividend necessary (i) to make a Holding Company Note Payment permitted in accordance with the terms of the Holding Company Subordination Agreement or (ii) to make a Management Fee Payment permitted in accordance with the terms of the Holding Company Subordination Agreement.

“Permitted Liens” has the meaning specified in Section 6.1.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of any Credit Party or ERISA Affiliate.

“Prime Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Bank as its “prime rate” (whether or not such rate is actually charged by the Bank), or if the Bank ceases to announce such a rate so designated, any similar successor rate designated by the Bank in its reasonable discretion. Any change in the Prime Rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Return” has the meaning specified in Section 2.17(b)(i).

“Revolving Advance” means a loan of funds by the Bank to the Co-Borrowers under the Revolving Facility, including both Floating Rate Advances and Eurodollar Advances made thereunder.

“Revolving Commitment” shall mean twenty million dollars ($20,000,000), being the maximum amount of the Revolving Commitment of the Bank, unless such amount is adjusted pursuant to Section 2.14(a), in which event it means the amount to which said amount is adjusted pursuant thereto, or as the context may require, the obligation of the Bank to make Revolving Advances and provide for issuance of Letters of Credit, as contemplated in Sections 2.1 and 2.6.

“Revolving Commitment Termination Date” means the earlier of (a) the Maturity Date with respect to the Revolving Facility or (b) the date on which the Revolving Commitment is terminated pursuant to Section 7.2 or reduced to zero pursuant to Section 2.14(a).

“Revolving Facility” means the revolving credit facility being made available to the Co-Borrowers by the Bank pursuant to Section 2.1.

“Revolving Facility Outstanding Amount” means, as of the date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Advances, and (b) the Letter of Credit Amount.

“Revolving Note” means a promissory note of the Co-Borrowers payable to a Bank in the amount of the Bank’s Revolving Commitment, in substantially the. form of Exhibit B (as such promissory note may be amended, extended or otherwise modified from time to time), evidencing the aggregate indebtedness of the Co-Borrowers to the Bank, and also means each promissory note accepted by the Bank from time to time in substitution therefor or in renewal thereof.

“Santomero Investor” means any of (i) Camillo M. Santomero III, (ii) any spouse or lineal descendant of Camillo M. Santomero, and (iii) any trust, family limited partnership or limited liability company, the sole members, partners or beneficiaries thereof are persons described in clauses (i) and (ii).

“Santomero Management Agreement” means that Santomero Management Agreement by and among Camillo M. Santomero, III, JAC Holdings, JAC Intermedco, JAC Patent, and the Co-Borrowers, dated as of June 3,1999.

“Securities Account Pledge Agreement” means the Securities Account Pledge Agreement of the Co-Borrowers’ in favor of the Bank, dated as of even date herewith.

“Security Agreement” or “Security Agreements” means the security agreement of a Credit Party for the benefit of the Bank pursuant to which such Credit Party grants the Bank a security interest in substantially all the personal property of such Credit Party to secure payment of the Obligations, or all of them collectively, as the context may require, and all amendments and supplements thereto and modifications thereof.

“Security Documents” means each Security Agreement, Securities Account Pledge Agreement, Mortgage, Trademark and Patent Security Agreement and each and every additional agreement entered into by any Credit Party for the benefit of the Bank to secure payment of the Obligations or otherwise relating to any Collateral.

“Status” means the financial condition of the Consolidated Group determined in accordance with the definitions of “Level I Status,” “Level II Status,” “Level III Status,” “Level IV Status,” and “Level V Status.”

“Subordinated Debt” means all indebtedness, if any (including principal, interest and fees thereon), subordinated to payment of the Obligations pursuant to a Subordination Agreement.

“Subordination Agreement” or “Subordination Agreements” means any agreement (in form and substance satisfactory to the Bank) executed and delivered by a holder of Subordinated Debt in favor of the Bank pursuant to which such holder subordinates payment of the Subordinated Debt held by it to payment of the Obligations, or all of them collectively, as the context may require, and all amendments and supplements thereto and modifications thereof.

“Subsidiary” of a Person means any corporation, partnership or limited liability company of which more than fifty percent (50%) of the outstanding equity or membership interests or shares of capital stock having general voting power under ordinary circumstances to elect a majority of the board of directors (or other governing body) of such entity, (irrespective of whether or not at the time stock or membership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

“Taxes” has the meaning specified in Section 2.16.

“Trademark and Patent Security Agreement” or “Trademark and Patent Security Agreements” means a separate security agreement of a Credit Party for the benefit of the Bank pursuant to which such Credit Party grants the Bank a security interest in all trademarks now or hereafter held by such Credit Party to secure payment of the Obligations, or all of them collectively, as the context may require, and all amendments and supplements thereto and modifications thereof.

“UCC” means the Uniform Commercial Code as in effect from time to time in the state designated in Section 8.7(a) as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion hereof.

ARTICLE II

CREDIT FACILITY

Section 2.1 Commitment as to Revolving Facility. The Bank hereby agrees, on the terms and subject to the conditions herein set forth, including specifically satisfaction of all conditions set forth in Section 3.2 hereof, to make Revolving Advances to the Co-Borrowers from time to time during the period from the date hereof to and including the Revolving Commitment Termination Date, in an aggregate amount at any time outstanding not to exceed the Revolving Commitment; provided, however, that the Bank shall not be required to fund any such Borrowing if, after giving effect to such Borrowing, the Revolving Facility Outstanding Amount would exceed the Borrowing Base. Within the above limits, the Co-Borrowers may obtain Revolving Advances, prepay Revolving Advances in accordance with the terms hereof and reborrow Revolving Advances in accordance with the applicable terms and conditions of this Article II.

Section 2.2 Procedures for Borrowing Under the Revolving Facility. A request for a Revolving Advance shall be made or shall be deemed to be made, each in the following manner: the Borrower requesting such Revolving Advance shall give the Bank same day notice, no later than 1:00 P.M., Local Time, for such day, of its request for a Revolving Advance as a Floating Rate Advance and at least three (3) Business Days prior notice of its request for a Revolving Advance as a Eurodollar Advance, in which notice such Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date; provided, however, that no such request may be made at a time when there exists a Default or Event of Default. In the event that a Borrower maintains a controlled disbursement account at the Bank, each check presented for payment against such controlled disbursement account and any other charge or request for payment against such controlled disbursement account shall constitute a request for a Revolving Advance as a Floating Rate Advance. As an accommodation to Borrowers, the Bank may permit telephone requests for Revolving Advances and electronic transmittal of instructions, authorizations, agreements or reports to the Bank by the Co-Borrower specifically directs the Bank in writing not to accept or act upon telephonic or electronic communications from such Co-Borrower, the Bank shall have no liability to the Co-Borrowers for any loss or damage suffered by a Co-Borrower as a result of the Bank’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to the Bank by a Co-Borrower and the Bank shall have no duty to verify the origin of any such communication or the authority of the Person sending it.

Each Borrower hereby irrevocably authorizes the Bank to disburse the proceeds of each Revolving Advance requested by such Co-Borrower, or deemed to be requested by such Borrower, as follows: Subject to satisfaction of the conditions precedent set forth in Article III, the proceeds of each Revolving Advance requested under the Section 2.2 shall be disbursed by the Bank in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from such Co-Borrower, and in the case of each subsequent borrowing, by wire transfer or Automated Clearing House (ACH) transfer to such bank account as may be agreed upon by such Co-Borrower and the Bank from time to time, or elsewhere if pursuant to a written direction from such Co-Borrower.

Section 2.3. Converting Floating Rate Fundings to Eurodollar Fundings; Procedures. So long as no Default or Event of Default shall exist, the Co-Borrowers may convert all or any part of any outstanding Floating Rate Funding under the Revolving Facility into a Eurodollar Funding by giving notice to the Bank of such conversion not later than 11:00 a.m., Local Time, on a Business Day which is at least three (3) Business Days prior to the date of the requested conversion. Each such notice shall be irrevocable, shall be effective upon receipt by the Bank, shall be in writing or by telephone or telecopy transmission, to be confirmed in writing by the Co-Borrowers if so requested by the Bank (in the form of Exhibit D), shall specify the date and amount of such conversion, the total amount of the Funding to be so converted and the Interest Period therefor. Each conversion of a Funding shall be on a Business Day, and the aggregate amount of each such conversion of a Floating Rate Funding to a Eurodollar Funding shall be in an amount equal to $1,000,000 or a higher integral multiple of $1,000,000.

Section 2.4. Procedures at End of an Interest Period. Unless the Co-Borrowers request a new Eurodollar Funding in accordance with the procedures set forth below, or prepays the principal of an outstanding Eurodollar Funding at the expiration of an Interest Period, the Bank shall automatically and without request of the Co-Borrowers convert each Eurodollar Funding to a Floating Rate Funding on the last day of the relevant Interest Period. So long as no Default or Event of Default shall exist, the Co-Borrowers may cause all or any part of any outstanding Eurodollar Funding to continue to bear interest at a Eurodollar Rate after the end of the then applicable Interest Period by notifying the Bank not later than 11:00 a.m., Local Time, on a Business Day which is at least three (3) Business Days prior to the first day of the new Interest Period. Each such notice shall be in writing or by telephone or telecopy transmission, to be confirmed in writing by the Co-Borrowers if so requested by the Bank (in the form of Exhibit E), shall be irrevocable, effective when received by the Bank, and shall specify the first day of the applicable Interest Period, the amount of the expiring Eurodollar Funding to be continued and the Interest Period therefor. Each new Interest Period shall begin on a Business Day and the amount of each Funding bearing a new Eurodollar Rate shall be in an amount equal to $1,000,000 or a higher integral multiple of $1,000,000.

Section 2.5. Setting and Notice of Rates. The applicable Eurodollar Rate for each Interest Period shall be determined by the Bank on the second Business Day prior to the beginning of such Interest Period, whereupon notice thereof (which may be by telephone) shall be given by the Bank to the Co-Borrowers. Each such determination of the applicable Eurodollar Rate shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Bank, upon written request of the Co-Borrowers, shall deliver to the Co-Borrowers a statement showing the computations used by the Bank in determining the applicable Eurodollar Rate hereunder.

Section 2.6. Commitment to Issue Letters of Credit. The Letter of Credit Bank agrees, from the date hereof to and including the Revolving Commitment Termination Date, to issue one or more letters of credit for the account of the Co-Borrowers, on the terms and subject to the conditions set forth below:

(a) Each letter of credit issued pursuant to this Section 2.6, shall be referred to herein as a “Letter of Credit.” No Letter of Credit shall be issued by the Letter of Credit Bank if, after giving effect to the issuance of such Letter of Credit (i) the Letter of Credit Amount would exceed the Letter of Credit Sublimit or (ii) the Revolving Facility Outstanding Amount would exceed the Borrowing Base. The expiration date of any Letter of Credit shall not be later than the earlier of (A) one year after the date of issuance of such Letter of Credit, or (B) twenty-five (25) days prior to the Revolving Commitment Termination Date. The Co-Borrowers may renew any Letter of Credit with a one year tenor for additional one year periods upon five (5) days prior written notice to the Letter of Credit Bank, so long as the expiry date thereof complies with the preceding sentence upon such renewal. Each Letter of Credit will be issued under and pursuant to the terms and conditions of a Master Letter of Credit Agreement by and between the Co-Borrowers and the Letter of Credit Bank (the “Master Letter of Credit Agreement”) governing all Letters of Credit to be issued hereunder, and upon no less than five (5) Business Days’ prior written application from the Co-Borrowers to the Letter of Credit Bank as contemplated therein. The application requesting issuance of a Letter of Credit shall be on the Letter of Credit Bank’s standard form or such other form as may be agreed to by the Letter of Credit Bank and the Co-Borrowers. In the event that any of the terms of such application are inconsistent with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall govern. The Letter of Credit Bank shall not be obligated to issue a Letter of Credit unless on the date of issuance all of the conditions precedent specified in Section 3.2 shall have been satisfied as fully as if the issuance of such Letter of Credit were a Revolving Advance.

(b) The Co-Borrowers agree to pay to the Bank, a commission with respect to each Letter of Credit (herein, the “Letter of Credit Fee”) computed as the product of (i) an annual rate equal to the applicable Margin for Letters of Credit in effect on the date payment of the Letter of Credit Fee becomes due and payable hereunder, and (ii) the face amount of the applicable Letter of Credit outstanding from time to time. The Letter of Credit Fee shall be payable quarterly in arrears on the last day of each calendar quarter, or upon such other terms as may be agreed upon by the Co-Borrowers and the Bank at the time of issuance of any such Letter of Credit; provided, however, that from and after the occurrence of an Event of Default and continuing thereafter until such Event of Default shall be remedied to the written satisfaction of the Bank, the applicable Letter of Credit Fee payable hereunder with respect to each Letter of Credit shall be equal to the sum of the product of (i) the sum of (1) the Margin otherwise in effect with respect to such Letter of Credit, and (ii) the face amount of the applicable Letter of Credit outstanding from time to time. If any Letter of Credit Fee so paid is greater than the amount that actually accrues (as a result of cancellation of the Letter of Credit prior to the end of its stated term), the Co-Borrowers shall be entitled to a credit for the amount of any such Letter of Credit Fee not earned.

(c) Upon issuance of a Letter of Credit hereunder, and without any further notice to the Bank, the Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Letter of Credit Bank an undivided participating interest in the Letter of Credit Bank’s risk and obligation under such Letter of Credit and in the obligation of the Letter of Credit Bank to honor drafts thereunder, and in the amount of any drawing thereunder, and in all rights of the Letter of Credit Bank to obtain reimbursement from the Co-Borrowers in the amount of such drawing, and all other rights of the Letter of Credit Bank with respect thereto, in an amount equal to the product of (i) the maximum amount available to be drawn under such Letter of Credit and the amount of any drawing thereunder, respectively and (ii) the Revolving Facility. Whenever a draft submitted under a Letter of Credit is paid by the Letter of Credit Bank, the Letter of Credit Bank shall so notify the Bank and shall request immediate reimbursement from the Co-Borrowers for the amount of the draft. If sufficient funds are not immediately paid to the Bank by the Co-Borrowers, the Co-Borrowers shall be deemed to have requested a Borrowing under the Revolving Facility pursuant to Section 2.2 and the Bank shall be notified of such request in accordance with Section 2.2 and shall fund such request for a Borrowing as Floating Rate Advances (in accordance with their respective Percentages) for purposes of reimbursing the Letter of Credit Bank for the amount of such draft so paid by the Letter of Credit Bank (less any amounts realized by the Letter of Credit Bank pursuant to the second sentence of this Section 2.6(c)). If for any reason or under any circumstance (including, without limitation, the occurrence of a Default or Event of Default or the failure to satisfy any of the conditions set forth in Section 3.2) the Bank does not make such Revolving Advances as contemplated above and the Co-Borrowers do not otherwise reimburse the Letter of Credit Bank for the amount of the draft so paid by the Letter of Credit Bank, the Co-Borrowers shall nonetheless be obligated to reimburse the amount of the draft to the Letter of Credit Bank, with interest upon such amount at the Default Rate from and after the date such draft is paid by the Letter of Credit Bank until the amount thereof is repaid to the Letter of Credit Bank in full. If the Letter of Credit Bank shall not have obtained reimbursement for any drawing under a Letter of Credit (whether from the Co-Borrowers or as proceeds of a Borrowing), upon demand of the Bank, the Bank shall immediately advance the amount to the Letter of Credit Bank and shall be entitled to interest on such participating interest at the Default Rate until reimbursed in full by the Co-Borrowers.

(d) The Bank and the Co-Borrowers agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Bank shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. The Letter of Credit Bank shall not be liable to the Bank for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Bank; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document executed in connection with a Letter of Credit.

(e) The Co-Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Co-Borrowers’ pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. The Letter of Credit Bank shall not be liable or responsible for any of the matters described in clauses (i) through (vii) of subsection (f) below. In furtherance and not in limitation of the foregoing: (i) the Letter of Credit Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Letter of Credit Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f) The obligation of the Co-Borrowers under this Agreement to reimburse the Letter of Credit Bank for a drawing under a Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of this Agreement, the Master Letter of Credit Agreement or any letter of credit application;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Co-Borrowers in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from any letter of credit application;

(iii) the existence of any claim, set-off, defense or other right that the Co-Borrowers may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Letter of Credit Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or any unrelated transaction;

(iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(v) any payment by the Letter of Credit Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Letter of Credit Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any insolvency proceeding;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Co-Borrowers in respect of any Letter of Credit; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Co-Borrowers or a guarantor.

(g) Notwithstanding anything in this Section 2.6 to the contrary, including particularly subsections (e) and (f) above, the Co-Borrowers may have a claim against the Letter of Credit Bank and the Letter of Credit Bank may be liable to the Co-Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Co-Borrowers which the Co-Borrowers prove were caused by the Letter of Credit Bank’s willful misconduct or gross negligence or the willful failure to pay under any Letter of Credit after the presentation to the Letter of Credit Bank by the beneficiary of a sight draft and certificate strictly complying with the terms and conditions of a Letter of Credit.

(h) The Co-Borrowers shall indemnify, protect, defend and hold harmless each Indemnitee from and against all losses, liabilities, claims, damages, judgments, costs and expenses, including but not limited to all reasonable attorneys’ fees and legal expenses, incurred by the Indemnitees or imposed upon the Indemnitees at any time by reason of the issuance, demand for honor or honor of any Letter of Credit or the enforcement, protection or collection of the Letter of Credit Bank’s claims against the Co-Borrowers under this Section 2.6 or by reason of any act or omission of any Indemnitee in connection with any of the foregoing; provided, however, that such indemnification shall not extend to losses, liabilities, claims, damages, judgments, costs and expenses to the extent arising from any act or omission of an Indemnitee which constitutes gross negligence or willful misconduct.

(i) The Co-Borrowers hereby agree to pay to the Letter of Credit Bank, on demand, all administrative fees charged by the Letter of Credit Bank in the ordinary course of business in connection with the issuance of letters of credit, honoring of drafts under letters of credit, amendments thereto, transfers thereof and all other activity with respect to letters of credit, at the then current rates established by the Letter of Credit Bank from time to time for such services rendered on behalf of customers of the Letter of Credit Bank generally.

Section 2.7. Interest on Note. The Co-Borrowers hereby agree to pay interest on the unpaid principal amount of each Note for the period commencing on the date of this Agreement until the unpaid principal amount thereof is paid in full, in accordance with the following:

(a) Floating Rate Fundings. Subject to subsection (c) below, while any outstanding principal of a Note constitutes a Floating Rate Funding, the outstanding principal balance thereof shall bear interest at an annual rate at all times equal to the Floating Rate applicable to such Floating Rate Funding.

(b) Eurodollar Fundings. Subject to subsection (c) below, while any outstanding principal of the Note constitutes a Eurodollar Funding, the outstanding principal balance thereof shall bear interest for the applicable Interest Period at an annual rate equal to the Eurodollar Rate established with respect such Eurodollar Funding in accordance with Section 2.2, 2.3 or 2.4 hereof.

(c) Default Rate. From and after the occurrence of an Event of Default and continuing thereafter until such Event of Default shall be remedied to the written satisfaction of the Bank, the outstanding principal balance of the Note shall bear interest, until paid in full, at a rate equal to the sum of (i) the interest rate otherwise in effect with respect to such outstanding principal and (ii) two percent (2%). In addition, any unreimbursed amounts payable under Section 2.6 and all fees, indemnification obligations and other Obligations not paid when due hereunder shall bear interest, until paid in full, at an annual rate equal to the sum of (i) the Floating Rate (with the then applicable Revolving Facility Margin) and (ii) two percent (2%) (each rate described in this subsection (c) herein a “Default Rate”).

(d) Savings Clause. Notwithstanding anything in this Section 2.7 to the contrary, at no time shall the Co-Borrowers be obligated or required to pay interest on any Obligation at a rate which could subject the Bank to either civil or criminal liability as a result of being in excess of the maximum interest rate which the Co-Borrowers are permitted by applicable law. If, under the terms of this Agreement or any other Loan Document, the Co-Borrowers are at any time required or obligated to pay interest on any Obligation at a rate in excess of such maximum rate, the Floating Rate, Eurodollar Rate or Default Rate, as the case may be, shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of any interest thereon due hereunder. All sums paid or agreed to be paid to the Bank for the use, forbearance or detention of any Obligation, shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the Obligation to which such payment applies until payment in fall so that the rate or amount of interest on account of any such Obligation does not exceed the maximum lawful rate of interest from time to time in effect and applicable to such Obligation for so long as the Obligation is outstanding.

Section 2.8. Obligation to Repay Advances; Representations. The Co-Borrowers shall be obligated to repay all Advances under this Article II notwithstanding the failure of the Bank to receive any written request therefor or written confirmation thereof and notwithstanding the fact that the person requesting the same was not in fact authorized to do so. Any request for a Borrowing under the Revolving Facility, whether written, telephonic, telecopy or otherwise, shall be deemed to be a representation by the Co-Borrowers that (a) the amount of the requested Borrowing, when added to the Revolving Facility Outstanding Amount, as applicable, would not cause the Revolving Facility Outstanding Amount to exceed the Borrowing Base, and (b) the statements set forth in Section 3.2 are correct as of the time of the request.

Section 2.9. Note; Amortization. All Revolving Advances made by the Bank hereunder shall be evidenced by and repayable in accordance with the Note issued by the Co-Borrowers to the Bank. The aggregate unpaid principal amount of the Note shall bear interest at the applicable Floating Rate unless a Eurodollar Rate shall become applicable thereto pursuant to Sections 2.2, 2.3 or 2.4, and shall be payable on the Maturity Date with respect thereto or earlier in accordance with Section 7.2.

Section 2.10. Interest Due Dates. Accrued interest on each Eurodollar Funding shall be payable on the last day of the Interest Period relating to such Eurodollar Funding; provided, however, that if any Interest Period is longer than three (3) months, interest shall be payable in arrears (3) three months, or a whole multiple thereof, after the first day of such Interest Period and on the last day of the Interest Period. Accrued interest on each Floating Rate Funding shall be payable monthly in arrears on the last day of each month and at maturity.

Section 2.11. Computation of Interest and Fees. Interest accruing on the Note and on the unreimbursed portion of any Letter of Credit Amount, all Letter of Credit Fees, Commitment Fees and other fees described in Section 2.12 shall be computed on the basis of the actual number of days elapsed in a year of three hundred sixty (360) days.

Section 2.12. Fees. The Co-Borrowers hereby agree to pay the following fees to the Bank in accordance with the following:

(a) Origination and Structuring Fees. The Co-Borrowers agree to pay (i) to the Bank, for the sole and exclusive account of the Bank, the one-time arrangement and origination fees payable to the Bank of two hundred thousand dollars ($200,000).

(b) Commitment Fee. The Co-Borrowers agree to pay to the Bank, an ongoing commitment fee (the “Commitment Fee”) computed as the product of an annual rate equal to (i) if the Bank has made Advances (A) in an amount equal to or less than 50% of the Revolving Commitment, 0,50% or (B) in amount greater than

50% of the Revolving Commitment, 0.35%, and (ii) the daily average amount by which (A) the sum of the Revolving Commitment exceeds (B) the Revolving Facility Outstanding Amount from the Closing Date to and including the Revolving Commitment Termination Date, payable quarterly in arrears on the last Business Day of each calendar quarter. Any such Commitment Fee remaining unpaid on the Revolving Commitment Termination Date shall be due and payable on such date.

(c) Audit Fees. The Co-Borrowers agree to pay to the Bank, on written demand, reasonable fees charged by the Bank in connection with any audits or inspections by the Bank (or by the employees, agents, consultants or auditors of the Bank) of any Collateral or the operations or businesses of any Credit Party, together with actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection; provided, however, that until the occurrence of an Event of Default the Co-Borrowers shall not be obligated to reimburse the Bank for more than two (2) such audits or inspections conducted by the Bank during any fiscal year of the Co-Borrowers.

Section 2.13. Use of Proceeds. Proceeds of the initial Borrowing under the Revolving Facility shall be used by the Co-Borrowers for working capital purposes and general corporate purposes.

Section 2.14. Voluntary Reduction or Termination of the Revolving Commitment; Prepayments.

(a) Reduction or Termination of Revolving Commitment. The Co-Borrowers, from time to time upon not less than thirty (30) Business Days’ prior written notice to the Bank, may permanently reduce the Revolving Commitment; provided, however, that no such reduction shall reduce the Revolving Commitment to an amount less than the Revolving Facility Outstanding Amount. Any such voluntary reduction shall be in an aggregate amount equal to $2,000,000 or a higher integral multiple of $1,000,000. The Co-Borrowers at any time prior to the Revolving Commitment Termination Date may terminate the Revolving Commitment by (i) providing to the Bank not less than thirty (30) Business Days’ prior written notice of their intention to so terminate the Revolving Commitment and (ii) making payment in full of the Note and all other monetary Obligations and terminating, or making a cash deposit with respect to, all outstanding Letters of Credit.

(b) Prepayments. If the Revolving Facility Outstanding Amount shall at any time exceed the Borrowing Base, the Co-Borrowers shall immediately prepay the Revolving Advances in an amount equal to such excess, without notice or demand by the Bank. The Co-Borrowers from time to time may voluntarily prepay the Note in whole or in part. In the event of either mandatory prepayment or voluntary prepayment hereunder (i) any prepayment of the Revolving Facility shall be applied against outstanding Advances of the Bank, (ii) each prepayment of the Note shall be made to the Bank not later than 2:00 p.m. Local Time, on a Business Day, and funds received after that hour shall be deemed to have been received by the Bank on the next following Business Day, (iii) each partial prepayment of Fundings which, at the time of such prepayment, bear interest at a Eurodollar Rate shall be accompanied by accrued interest on such partial prepayment through the date of prepayment and additional compensation calculated in accordance with Section 2.18, (iv) each partial prepayment of Fundings with respect to the Revolving Facility which, at the time of such prepayment, bear interest at a Eurodollar Rate, shall be in an aggregate amount equal to the applicable minimum Funding amount specified in Section 2.4 for the Revolving Facility and, after application of any such prepayment, shall not result in a Eurodollar Funding remaining outstanding in an amount less than such minimum Funding amount, and (v) each partial prepayment of Fundings with respect to the Revolving Facility which, at the time of such prepayment, bear interest at a Floating Rate, shall be in an aggregate amount equal to $2,000,000 or a higher integral multiple of $1,000,000, unless (in either case) the aggregate outstanding balance of the Note under the Revolving Facility being prepaid is less than the minimum Funding amount, in which event any such prepayment may be in such lesser amount.

Section 2.15. Payments.

(a) Making of Payments. All payments of principal of and interest due with respect to the Revolving Facility shall be made to the Bank. All payments of fees pursuant to Section 2.12 shall be made to the Bank for the account of the Bank, as specified in Section 2.12. All payments on account of the Revolving Facility shall be made to the Bank at its office in Chicago, Illinois not later than 2:00 p.m. Local Time, on the date due, in immediately available funds, and funds received after that hour shall be deemed to have been received on the next following Business Day. The Co-Borrowers hereby authorize the Bank to charge the Co-Borrowers’ demand deposit account maintained with the Bank for the amount of any Obligation on its due date, but the Bank’s failure to so charge any such account shall in no way affect the obligation of the Co-Borrowers to make any such payment. All payments under Section 2.16, 2.17 or 2.18 shall be made by the Co-Borrowers directly to the Bank entitled thereto.

(b) Setoff. The Co-Borrowers agree that the Bank shall have all rights of setoff and bankers’ lien provided by applicable law, and in addition thereto, the Co-Borrowers agree that if at any time any Obligation is due and owing by the Co-Borrowers under this Agreement to the Bank at a time when an Event of Default has occurred and is continuing hereunder, the Bank may apply any and all balances, credits, and deposits, accounts or moneys of the Co-Borrowers then or thereafter in the possession of the Bank (excluding, however, any trust or escrow accounts held by the Co-Borrowers for the benefit of any third party) to the payment thereof.

(c) Due Date Extension. Subject to subsection (b) of the definition of “Interest Period” with respect to Eurodollar Fundings, if any payment of principal of or interest on any Funding or any fees payable hereunder falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and (in the case of principal) additional interest shall accrue and be payable for the period of such extension.

(d) Application of Payments. Except as otherwise provided herein, so long as no Default or Event of Default has occurred and is continuing hereunder, each payment received from the Co-Borrowers shall be applied to such Obligation as the Co-Borrowers shall specify by notice to be received by the Bank on or before the date of such payment, or in the absence of such notice, as the Bank shall determine in its discretion.

Section 2.16. Taxes. All payments made by the Co-Borrowers to the Bank (herein any “Payee”) under or in connection with this Agreement or the Note shall be made without any setoff or other counterclaim, and shall be free and clear of and without deduction for or on account of any present or future taxes now or hereafter imposed by any governmental or other authority, except to the extent that any such deduction or withholding is compelled by law. As used herein, the term “Taxes” shall include all income, excise and other taxes of whatever nature (other than taxes generally assessed on the overall net income of a Payee by the government or other authority of the country, state or political subdivision in which such Payee is incorporated or in which the office through which such Payee is acting is located) as well as all levies, imposts, duties, charges, or fees of whatever nature. “Taxes” shall not include, however, any foreign withholding taxes or similar deductions imposed solely as a result of the Bank’s election to fund an Advance through a foreign office of the Bank. If any Co-Borrower is notified that it is compelled by law to make any deductions or withholdings on account of any Taxes (including any foreign withholding) it will:

(a) pay to the relevant authorities the full amount required to be so withheld or deducted;

(b) pay such additional amounts (including, without limitation, any penalties, interest or expenses) as may be necessary in order that the net amount received by the Payee after such deductions or withholdings (including any required deduction or withholding on such additional amounts) shall equal the amount the Payee would have received had no such deductions or withholdings been made; and

(c) promptly forward to the Bank (for delivery to the appropriate Payee) an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authorities.

The amount that any Co-Borrower shall be required to pay to any Payee pursuant to the foregoing clause (b) shall be reduced, to the extent permitted by applicable law, by the amount of any offsetting tax benefit which such Payee receives as the result of the Co-Borrowers’ payment to the relevant authorities as reasonably determined by such Payee; provided, however, that if such Payee shall subsequently determine that it has lost the benefit of all or a portion of such tax benefit, the Co-Borrower shall promptly remit to such Payee the amount certified by such Payee to be the amount necessary to restore such Payee to the position it would have been in if no payment had been made pursuant to this sentence. If any Taxes otherwise payable by any of the Co-Borrowers pursuant to the foregoing are directly asserted against a Payee, such Payee may pay such taxes, and that Co-Borrowers promptly shall reimburse such Payee to the full extent otherwise required under this Section 2.16. The obligations of the Co-Borrowers under this Section 2.16 shall survive any termination of this Agreement.

Section 2.17. Increased Costs; Capital Adequacy; Funding Exceptions.

(a) Increased Costs on Eurodollar Advances. If Regulation D of the Board of Governors of the Federal Reserve System or after the date of this Agreement the adoption of any applicable law, rule or regulation, or any change in any existing law, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall:

(i) subject the Bank to or cause the withdrawal or termination of any exemption previously granted to the Bank with respect to, any tax, duty or other charge with respect to its Eurodollar Fundings or its obligation to make Eurodollar Fundings, or shall change the basis of taxation of payments to the Bank of the principal of or interest under this Agreement in respect of its Eurodollar Fundings or its obligation to make Eurodollar Fundings (except for changes in the rate of tax on the overall net income of the Bank imposed by the jurisdictions in which the Bank’s principal executive office is located); or

(ii) impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to Section 2.5), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank; or

(iii) impose on the Bank any other condition affecting its making, maintaining or funding of its Eurodollar Fundings or its obligation to make Eurodollar Fundings;

and the result of any of the foregoing is to increase the cost to the affected Bank of making or maintaining any Eurodollar Funding, or to reduce the amount of any sum received or receivable by the Bank under this Agreement or under the Note with respect to a Eurodollar Funding, then the Bank will notify the Co-Borrowers of such increased cost and within fifteen (15) days after demand by the Bank (which demand shall be accompanied by a statement setting forth the basis of such demand) the Co-Borrowers shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or such reduction; provided, however, that no such increased cost or such reduction shall be payable by the Co-Borrowers for any period longer than ninety (90) days prior to the date on which notice thereof is delivered to the Co-Borrowers. The Bank will promptly notify the Co-Borrowers of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this Section 2.17. If the Co-Borrowers receive notice from the Bank of any event which will entitle such Bank to compensation pursuant to this Section 2.17, the Co-Borrowers may prepay any then outstanding Eurodollar Fundings or notify the Bank that any pending request for a Eurodollar Funding shall be deemed to be a request for a Floating Rate Funding, in each case subject to the provisions of Section 2.18.

(b) Capital Adequacy. If the Bank determines at any time that the Bank’s Return has been reduced as a result of any Capital Adequacy Rule Change, the Bank may require the Co-Borrowers to pay to the Bank the amount necessary to restore the Bank’s Return to what it would have been had there been no Capital Adequacy Rule Change. For purposes of this Section 2.17(b), the following definitions shall apply:

(i) “Return”, for any calendar quarter or shorter period, means the percentage determined by dividing (A) the sum of interest and ongoing fees earned by the Bank under this Agreement during such period by (B) the average capital the Bank is required to maintain during such period as a result of its being a party to this Agreement, as determined by the Bank based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules then in effect. Return may be calculated for the Bank for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.

(ii) “Capital Adequacy Rule” means any generally applicable law, rule, regulation or guideline regarding capital adequacy that applies to the Bank, or the interpretation thereof by any governmental or regulatory authority. Capital Adequacy Rules include rules requiring financial institutions to maintain total capital in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.

(iii) “Capital Adequacy Rule Change” means any generally applicable change in any Capital Adequacy Rule occurring after the date of this Agreement, but does not include any changes in applicable requirements that at the date hereof are scheduled to take place under the existing Capital Adequacy Rules or any increases in the capital that the Bank is required to maintain to the extent that the increases are required due to a regulatory authority’s assessment of the Bank’s financial condition.

The initial notice sent by the Bank shall be sent as promptly as practicable after the Bank learns that its Return has been reduced, shall include a demand for payment of the amount necessary to restore the Bank’s Return for the quarter in which the notice is sent, and shall state in reasonable detail the cause for the reduction in the Bank’s Return and the Bank’s calculation of the amount of such reduction; provided, however, that no such increased cost or such reduction shall be payable by the Co-Borrowers for any period longer than ninety (90) days prior to the date on which notice thereof is delivered to the Co-Borrowers. Thereafter, the Bank may send a new notice during each calendar quarter setting forth the calculation of the reduced Return for that quarter and including a demand for payment of the amount necessary to restore the Bank’s Return for that quarter. The Bank’s calculation in any such notice shall be conclusive and binding absent demonstrable error.

(c) Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Interest Period:

(i) the Bank determines that deposits in U.S. dollars (in the applicable amounts) are not being offered in the London interbank eurodollar market for such Interest Period; or

(ii) the Bank determines that by reason of circumstances affecting the London interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate; or

(iii) the Bank determines that the Eurodollar Rate as determined by the Bank will not adequately and fairly reflect the cost to the Bank of maintaining or funding a Eurodollar Funding for such Interest Period, or that the making or funding of Eurodollar Fundings has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of the Bank materially affects such Eurodollar Fundings;

then the Bank shall promptly notify the affected parties and (A) in the event of any occurrence described in the foregoing clause (i) the Co-Borrowers shall enter into good faith negotiations with the Bank in order to determine an alternate method to determine the Eurodollar Rate for the Bank, and during the pendancy of such negotiations with the Bank, the Bank shall be under no obligation to make any new Eurodollar Fundings, and (B) in the event of any occurrence described in the foregoing clauses (ii) or (iii), for so long as such circumstances shall continue, the Bank shall not be under any obligation to make any new Eurodollar Fundings.

(d) Illegality. In the event that any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental authority, central bank, comparable agency or any other regulatory body charged with the interpretation, implementation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank, comparable agency or other regulatory body, should make it or, in the good faith judgment of the Bank, shall raise a substantial question as to whether it is unlawful for the Bank to make, maintain or fund Eurodollar Fundings, then (i) the Bank shall promptly notify the Co-Borrowers, (ii) the obligation of the Bank to make, maintain or convert into Eurodollar Fundings shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and (iii) for the duration of such unlawfulness, any notice by the Co-Borrowers pursuant to Sections 2.2, 2.3 or 2.4 requesting the Bank to make or convert into Eurodollar Fundings shall be construed as a request to make or to continue making Floating Rate Fundings.

(e) Procedures to Mitigate. If circumstances arise in respect of the Bank which would or would upon the giving of notice result in any liability of the Co-Borrowers under this Section 2.17 then, without in any way limiting, reducing or otherwise qualifying the Co-Borrowers’ obligations under this Section 2.17, the Bank shall promptly, upon becoming aware of the same, notify Co-Borrowers thereof and shall, in consultation with the Co-Borrowers and to the extent that it can do so without, in its reasonable judgment, disadvantaging itself, take such reasonable steps as may be available to it to mitigate the effects of such circumstances (including, without limitation, the designation of an alternate office or the transfer of its Eurodollar Fundings to another office).

Section 2.18. Funding Losses. The Co-Borrowers hereby agree that upon demand by the Bank (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed) the Co-Borrowers will indemnify the Bank against any loss or expense which the Bank may have sustained or incurred (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund or maintain Eurodollar Fundings) or which the Bank may be deemed to have sustained or incurred, as reasonably determined by the Bank, (i) as a consequence of any failure by the Co-Borrowers to make any payment when due of any amount due hereunder in connection with any Eurodollar Fundings, (ii) due to any failure of the Co-Borrowers to borrow or convert any Eurodollar Fundings on a date specified therefor in a notice thereof or (iii) due to any payment or prepayment of any Eurodollar Funding on a date other than the last day of the applicable Interest Period for such Eurodollar Funding. For this purpose, all notices under Sections 2.2, 2.3 and 2.4 shall be deemed to be irrevocable.

Section 2.19. Right of Bank to Fund through Other Offices. The Bank, if it so elects, may fulfill its agreements hereunder with respect to any Eurodollar Funding by causing a foreign branch or affiliate of the Bank to make such Eurodollar Funding; provided, that in such event the obligation of the Co-Borrowers to repay such Eurodollar Funding shall nevertheless be to the Bank and the Eurodollar Funding shall be deemed held by the Bank for the account of the branch or affiliate.

Section 2.20. Discretion of Bank as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain all or any part of its Eurodollar Fundings in any manner it deems fit, it being understood, however, that for the purposes of this Agreement (specifically including, without limitation, Section 2.18 hereof) all determinations hereunder shall be made as if the Bank had actually funded and maintained each Eurodollar Funding during each Interest Period for such Eurodollar Funding through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the appropriate Eurodollar Rate for such Interest Period.

Section 2.21. Conclusiveness of Statements; Survival of Provisions. Determinations and statements of the Bank pursuant to Section 2.16, 2.17, or 2.18 shall be conclusive absent demonstrable error. The Bank may use reasonable averaging and attribution methods in determining compensation pursuant to such Sections 2.16, 2.17 or 2.18 and the provisions of Sections 2.16, 2.17 and 2.18 shall survive termination of this Agreement.

ARTICLE III

CONDITIONS OF LENDING

Section 3.1. Conditions Precedent to the Initial Advance. The obligation of the Bank to fund the initial Advances or issue any Letter of Credit is subject to the condition precedent that the Bank shall have received the following, each in form and substance satisfactory to the Bank:

(a) The Note, properly executed on behalf of the Co-Borrowers.

(b) The Guaranties, properly executed on behalf of the appropriate Guarantor.

(c) The Security Documents (other than the Mortgages), properly executed on behalf of the appropriate Credit Party, together with:

(i) financing statements with respect to each Credit Party to be filed in all jurisdictions which, in the opinion of the Bank, are reasonably necessary to perfect the security interests created by the Security Documents, to the extent such security interests can be perfected by filing; and

(ii) current searches of appropriate filing offices in each state (and county, to the extent relevant) in which a Credit Party has an office or otherwise conducts business (including, without limitation, patent and trademark offices, secretaries of state and county recorders) showing that no state or federal tax liens have been filed and remain in effect against any Credit Party, and that no financing statements or other notifications or filings have been filed and remain in effect against any Credit Party, other than those for which the Bank has received an appropriate release, termination or satisfaction or those permitted in accordance with Section 6.1.

(d) Evidence of all insurance required by the terms of any Loan Document, together with appropriate certificates and loss payable endorsements showing the Bank as additional insured and loss payee thereunder.

(e) Evidence that all actions which, in the opinion of the Bank, are reasonably necessary to perfect and protect the security interests created by the Security Documents have been taken.

(f) Copies of the Articles of Incorporation and Bylaws (or other comparable organizational documents) of each Credit Party, certified by the Secretary or Assistant Secretary of such Credit Party as being true and correct copies thereof.

(g) A certificate of good standing for each Credit Party, dated not more than thirty (30) days prior to the date hereof, and evidence satisfactory to the Bank that each Credit Party is qualified to conduct its business in each state where it presently conducts such business if failure to obtain any such qualification or licensing would have a Material Adverse Effect.

(h) A signed copy of a certificate of the Secretary or an Assistant Secretary of each Credit Party which shall certify the names of the officers of such Credit Party authorized to sign the Loan Documents to which such Credit Party is a party and the other documents or certificates to be delivered pursuant to this Agreement, including (as to the Co-Borrowers) requests for Advances and Eurodollar Fundings, together with the true signatures of such officers. The Bank may conclusively rely on such certificates until it shall receive a further certificate of the Secretary of an Assistant Secretary of a Credit Party canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

(i) A Borrowing Base Certificate as of a date not more than ten (10) days prior to the Closing Date.

(j) Collateral audit reports in all respects satisfactory to the Bank.

(k) The following financial information: (i) audited financial statements for the period ednded December 31, 2002 for the Consolidated Group (as of such date), (ii) interim financial statements of the Consolidated Group for the period from December 31, 2002 through July 31, 2003; and (iii) a business plan for the Co-Borrowers’ 2003 fiscal year, including a written analysis of the business and prospects for the Consolidated Group for such year and for each year thereafter through the Co-Borrowers’ fiscal year end, 2006, together with financial projections for the period commencing December 31, 2002, and ending on January 1, 2007, prepared by management of the Co-Borrowers, together with a summary of key assumptions utilized by management in the preparation of such projections.

(l) The Securities Account Pledge Agreement, properly executed on behalf of the Co-Borrowers.

(m) Holding Company Subordination Agreement.

(n) A signed copy of an opinion of counsel for each Credit Party addressed to the Bank.

(o) Availability of at least three million dollars ($3,000,000) under the Revolving Commitment at Closing.

(p) Payment of all fees and expenses then due and payable pursuant to Sections 2.12 and 8.4 hereof.

Section 3.2. Conditions Precedent to All Advances. The obligation of the Bank to make each Advance or issue a Letter of Credit shall be subject to the further conditions precedent that on such date:

(a) the representations and warranties contained in Article IV hereof are correct in all material respects on and as of the date of such Advance or Letter of Credit as though made on and as of such date;

(b) no event has occurred and is continuing, or would result from such Advance or Letter of Credit, which constitutes a Default or an Event of Default; and

(c) there has been no material adverse change in the financial condition or prospects of any Credit Party since the date of the financial statements described in Section 4.5.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Co-Borrowers represent and warrant to the Bank as follows:

Section 4.1. Legal Existence and Power; Name; Chief Executive Office. Each Credit Party is a legal entity duly organized, validly existing and in good standing under the laws of its respective state of organization, and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary and where failure to obtain such licensing or qualification would have a Material Adverse Effect. Each Credit Party has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents to which it is a party. Within the last twelve (12) months, each Credit Party has done business solely under the names set forth in Schedule 4.1. The state of organization and the chief executive office and principal place of business of each Credit Party are designated as such in Schedule 4.1, each other place of business of each Credit Party is located at the address set forth in Schedule 4.1 and all records relating to their respective businesses are kept at those locations.

Section 4.2. Authorization for Borrowings and Letters of Credit; No Conflict as to Law or Agreements. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party, and the Letters of Credit and Advances from time to time obtained hereunder, have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval which has not been obtained prior to the date hereof, (b) require any authorization, content or approval by, or registration, declaration or filing (other than filing of financing statements as contemplated hereunder) with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof, (c) violate any provision of any law, rule or regulation (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to a Credit Party or of the articles of incorporation, bylaws or other organizational documents of a Credit Party, (d) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which any Credit Party is a party or by which it or its properties may be bound or affected, or (e) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by an Credit Party (other than as required hereunder in favor of the Bank).

Section 4.3. Legal Agreements. Each of the Loan Documents constitutes the legal, valid and binding obligations and agreements of the Credit Party which is a party thereto, enforceable against such Credit Party in accordance its terms, except to the extent that enforcement thereof may be limited by an applicable bankruptcy, insolvency or similar laws now or hereafter in effect affecting creditors’ rights generally and by general principles of equity.

Section 4.4. Subsidiaries. All Subsidiaries of each Credit Party (both direct and indirect) are set forth and described in the organizational chart in Schedule 4.4.

Section 4.5. Financial Condition; No Adverse Change. The Co-Borrowers have heretofore furnished to the Bank audited financial statements of the Consolidated Group for its fiscal year ended December 30, 2002, and unaudited financial statements of the Consolidated Group for the year-to-date period ended July 31, 2003, and those financial statements fairly present the financial condition of the Consolidated Group on the dates thereof and the results of operations and cash flows for the periods then ended (subject to year-end audit adjustments) and were prepared in accordance with GAAP. Since the date of the financial statements described above, there has not occurred any event or circumstance that would have a Material Adverse Effect.

Section 4.6. Litigation. There are no actions, suits or proceedings pending or, to the respective knowledge of the Credit Parties, threatened against or affecting any Credit Party or the properties of any Credit Party before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to such Person, could reasonably be expected to have a Material Adverse Effect, except as set forth and described in Schedule 4.6.

Section 4.7. Regulation U. No Credit Party has engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 4.8. Taxes. To their respective knowledge, each Credit Party has paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by it. Each Credit Party has filed all federal, state and local tax returns which to the knowledge of the officers of such Credit Party, are required to be filed, and each Credit Party has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due, except for any such tax, assessment, charge or claim whose amount, applicability or validity is being contested by an Credit Party in good faith and by proper proceedings and for which such Credit Party shall have set aside adequate reserves.

Section 4.9. Titles and Liens. A Credit Party has good and absolute title to all properties and assets reflected in the latest balance sheet referred to in Section 4.5, free and clear of all mortgages, security interests, liens and encumbrances, except for (a) mortgages, security interests and liens permitted by Section 6.1, and (b) covenants, restrictions, rights, easements and minor irregularities in title which do not (i) materially interfere with the business or operations of any Credit Party as presently conducted and (ii) materially impair the value of the property to which they attach. In addition, no financing statement naming any Credit Party as debtor is on file in any office except to perfect only security interests permitted by Section 6.1.

Section 4.10. Plans. Except as disclosed on Schedule 4.10, none of the Co-Borrowers, any other Credit Party or any of their respective ERISA Affiliates (i) maintains or has maintained any Pension Plan, (ii) contributes or has contributed to any Multiemployer Plan or (iii) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the Code or applicable state law). None of the Co-Borrowers, any other Credit Party or any of their respective ERISA Affiliates has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the Code or applicable state law with respect to any Plan. No Reportable Event exists in connection with any Pension Plan. Each Plan which is intended to qualify under the Code is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan’s tax-qualified status. None of the Co-Borrowers, any other Credit Party or any of their respective ERISA Affiliates has (i) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan or (iii) any liability or knowledge of any facts or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

Section 4.11. Default. Each Credit Party is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could reasonably be expected to have a Material Adverse Effect.

Section 4.12. Environmental Compliance. Each Credit Party has obtained all permits, licenses and other authorizations which are required under federal, state and local laws and regulations relating to emissions, discharges, releases of pollutants, contaminants, hazardous or toxic materials, or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes (“Environmental Laws”) at their respective facilities or in connection with the operation of its facilities. Except as disclosed in Schedule 4.12, each Credit Party and all activities of each Credit Party, at its facilities comply with all material Environmental Laws and with all terms and conditions of any required permits, licenses and authorizations applicable to such Person with respect thereto. Except as disclosed in Schedule 4.12, each Credit Party is in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws or contained in any plan, order, decree, judgment or notice of which such Credit Party is aware and with respect to which noncompliance would have a Material Adverse Effect Except as disclosed in Schedule 4.12, no Credit Party is aware of, nor has any Credit Party received notice of, any events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance with, or which may give rise to any liability under, any Environmental Laws.

Section 4.13. Submissions to Bank. All financial and other information provided to the Bank by or on behalf of any Credit Party in connection with the Co-Borrowers’ request for the credit facilities contemplated hereby is true and correct in all material respects and, as to projections, valuations or pro forma financial statements, present a good faith opinion as of the date made as to such projections, valuations and pro forma condition and results.

Section 4.14. Financial Solvency. Both before and after giving effect to all of the loans, guaranties and other financial accommodations contemplated herein, each Credit Party:

(a) was not and will not be insolvent, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act;

(b) does not have unreasonably small capital and is not engaged or about to engage in a business or a transaction for which any remaining assets of such Credit Party are unreasonably small;

(c) does not, by executing, delivering or performing its obligations under the Loan Documents or by taking any action with respect thereto, intend to, nor believe that it will, incur debts beyond its ability to pay them as they mature;

(d) does not, by executing, delivering or performing its obligations under the Loan Documents to which it is a party or by taking any action with respect thereto, intend to hinder, delay or defraud either its present or future creditors; and

(e) does not contemplate filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any law any jurisdiction or country, and, to the best knowledge of such Credit Party, is not the subject of any bankruptcy or insolvency proceedings or similar proceedings under any law of any jurisdiction or country threatened or pending against such Credit Party;

provided, however, that for purposes of the foregoing representation relating to a Guarantor, no Guaranty executed by a Guarantor shall be deemed a liability of such Guarantor,

Section 4.15 Information Regarding Real Estate. Set forth and described in Schedule 4.15 is a true and accurate description of each parcel of real estate owned or leased by a Credit Party and which is not otherwise truly and accurately described in any Mortgage or other Security Document.

Section 4.16 Intellectual Property Rights.

(a) Owned Intellectual Property. Schedule 4.16 is a complete list of all patents, applications for patents, trademarks, applications for trademarks, service marks, applications for service marks, mask works, trade dress and copyrights for which any Credit Party is the registered owner (the “Owned Intellectual Property”). Except as disclosed on Schedule 4.16, (i) a Credit Party owns the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or liens, whether by written agreement or otherwise, (ii) no Person other than a Credit Party owns or has been granted any right in the Owned Intellectual Property, (iii) all Owned Intellectual Property is valid, subsisting and enforceable and (iv) each Credit Party has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property owned by it.

(b) Intellectual Property Rights Licensed from Others. Schedule 4.16 is a complete list of all agreements under which any Credit Party has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments the applicable Credit Party is obligated to make with respect thereto. Except as disclosed on Schedule 4.16 and in written agreements copies of which have been given to the Bank, each Credit Party’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, liens, court orders, injunctions, decrees, or writs, whether by written agreement or otherwise. Except as disclosed on Schedule 4.16, no Credit Party is obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(c) Infringement. Except as disclosed on Schedule 4.16, no Credit Party has any knowledge of, and has not received any written claim or notice alleging, any infringement of another Person’s Intellectual Property Rights (including any written claim that a Credit Party must license or refrain from using the Intellectual Property Rights of any third party) nor, to the knowledge of any Credit Party, is there any threatened claim or any reasonable basis for any such claim.

ARTICLE V

AFFIRMATIVE COVENANTS OF THE CO-BORROWERS

So long as the Note or Letter of Credit shall remain unpaid or outstanding or any Revolving Commitment shall be outstanding, the Co-Borrowers will comply with the following requirements, unless the Bank shall otherwise consent in writing:

Section 5.1. Reporting Requirements. The Co-Borrowers will deliver, or cause to be delivered, to the Bank each of the following, which shall be in form and detail reasonably acceptable to the Bank:

(a) as soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Co-Borrowers, audited annual financial statements of the Consolidated Group with the unqualified opinion of independent certified public accountants selected by the Consolidated Group and acceptable to the Bank, which annual financial statements shall include the balance sheets of the Consolidated Group as at the end of such fiscal year and the related statements of income, retained earnings and cash flows of the Consolidated Group for the fiscal year then ended, prepared on a consolidating and consolidated basis, all in reasonable detail and prepared in accordance with GAAP, together with (i) a report signed, by such accountants stating that in making the investigations necessary for said opinion they obtained no knowledge, except as specifically stated, of any Default or Event of

Default hereunder and all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Co-Borrowers are in compliance with the Financial Covenants; and (ii) a certificate of the chief financial officer of the Co-Borrowers, substantially in the form of Exhibit F, stating that such financial statements have been prepared in accordance with GAAP and whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto, and a budget for the current fiscal year and financial projections for the current fiscal year and for the immediately succeeding fiscal year;

(b) as soon as available and in any event within thirty (30) days after the end of each fiscal month of the Co-Borrowers, an unaudited/interim balance sheet and statement of income, cash flow and retained earnings of the Consolidated Group as at the end of and for such fiscal month and for the year-to-date period then ended, prepared on a consolidating and consolidated basis, in reasonable detail and stating in comparative form the budget of the Consolidated Group for such fiscal month and for the year-to-date period then ended and the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end audit adjustments;

(c) as soon as available and in any event within twenty (20) days after the end of each fiscal quarter of the Co-Borrowers, a certificate of the chief financial officer of the Co-Borrowers, substantially in the form of Exhibit G, stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to (A) the applicable Status for purposes of establishing the appropriate Margins and (B) whether or not the Co-Borrowers are in compliance with the Financial Covenants;

(d) within fifteen (15) days after the end of each month, a properly completed and executed Borrowing Base Certificate as at the end of such month;

(e) not later than January 31 of each fiscal year of the Co-Borrowers, the projected balance sheets, income statements, Capital Expenditures budget, and cash flow statements for the Consolidated Group for each month of such year, each in reasonable detail, representing the good faith projections of the Co-Borrowers for each such month, and certified by the Co-Borrowers’ chief financial officer as being the most accurate projections available and identical to the projections used by the Co-Borrowers for internal planning purposes, together with such supporting schedules and information as the Bank from time to time may reasonably request;

(f) as soon as available and in any event within thirty (30) days after the end of each fiscal month of the Co-Borrowers, any and all receivables schedules,

collection, agings of accounts receivable and accounts payable, inventory reports and such other material reports, records or information as the Bank from time to time may reasonably request;

(g) as soon as available and in any event within thirty (30) days after the end of each fiscal month of the Co-Borrowers, an account statement with respect to the Account (as defined in the Securities Account Pledge Agreement) from the institution holding such Account;

(h) immediately after the commencement thereof, notice in writing of all uninsured litigation and of all proceedings before any governmental or regulatory agency affecting any Credit Party of the type described in Section 4.6 or which (i) seek a monetary recovery against any Credit Party in excess of $250,000 or (ii) if determined adversely to any Credit Party, could reasonably be expected to have a Material Adverse Effect;

(i) as promptly as practicable (but in any event not later than five (5) Business Days) after an officer of the Co-Borrowers obtains knowledge of the occurrence of a Default or Event of Default hereunder, notice of such occurrence, together with a detailed statement by a responsible officer of the Co-Borrowers setting forth the steps being taken by the Co-Borrowers to cure the effect of such Default or Event of Default;

(j) as promptly as practicable, and in any event within thirty (30) days after the Co-Borrowers know or have reason to know that any Reportable Event with respect to any Pension Plan has occurred, the Co-Borrowers will deliver to the Bank a statement of the Co-Borrowers’ (or, as applicable, other Credit Party’s) chief financial officer setting forth details as to such Reportable Event and the action which the Co-Borrowers (or, as applicable, other Credit Party) propose to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation;

(k) as promptly as practicable, and in any event within ten (10) days after any Credit Party fails to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the Code, the Co-Borrowers will deliver to the Bank a statement of the Co-Borrowers’ (or, as applicable, other Credit Party’s) chief financial officer setting forth details as to such failure and the action which the Co-Borrowers (or, as applicable, other Credit Party) propose to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation;

(l) as promptly as practicable, and in any event with ten (10) days after the Co-Borrowers know or have reason to know that the Co-Borrowers or any other Credit Party have or are reasonably expected to have any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan, the Co-Borrowers will deliver to the Bank a statement of the Co-Borrowers’ (or, as applicable, other Credit Party’s) chief financial officer setting forth details as to such liability and the action which Co-Borrowers (or, as applicable, other Credit Party) propose to take with respect thereto;

(m) promptly upon obtaining knowledge thereof, notice of the violation by any Credit Party of any law, rule or regulation, the non-compliance with which could reasonably be expected to have a Material Adverse Effect;

(n) promptly upon their distribution, copies of all financial statements, reports, proxy statements and other communications which the Co-Borrowers shall have sent to its stockholders;

(o) promptly after the sending or filing thereof, copies of all regular and periodic financial reports which the Co-Borrowers shall file with the Securities and Exchange Commission or any national securities exchange; and

(p) not later than December 31 of each year, updated certificates of insurance in each case demonstrating coverage for all tangible Collateral and showing the Bank as additional insured, loss payee and otherwise satisfying all requirements specified in any Loan Document.

Section 5.2. Books and Records; Inspection and Examination. The Co-Borrowers will keep, and will cause each other Credit Party to keep, accurate books of record and account for itself pertaining to its business and financial condition and such other matters as the Bank may from time to time request in which true and complete entries will be made in accordance with GAAP consistently applied and, upon request of and reasonable notice by the Bank, will permit any officer, employee, attorney or accountant for the Bank to audit, review, make extracts from or copy any and all corporate and financial books and records of any Credit Party at all reasonable times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to any Credit Party, and to discuss the affairs of any Credit Party with any of its directors, officers, employees or agents. The Co-Borrowers will permit the Bank or its employees, accountants, attorneys or agents, to examine and inspect any property of any Credit Party at any time during ordinary business hours; provided, that the Bank will use reasonable efforts to conduct (or have conducted) any such examination or inspection so as to minimize disruptions to the operations of such Credit Party.

Section 5.3. Compliance with Laws. The Co-Borrowers will, and will cause each Credit Party to, (a) comply with the requirements of all applicable laws and regulations including (but not limited to) all Environmental Laws and (b) use and keep its assets, and will require that others use and keep its assets, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.

Section 5.4. Payment of Taxes and Other Claims. The Co-Borrowers will pay or discharge, and will cause each other Credit Party to pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of a Credit Party; provided, that no Credit Party shall be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which such Credit Party has set aside adequate reserves in accordance with GAAP.

Section 5.5. Maintenance of Properties. The Co-Borrowers will keep and maintain, and will cause each other Credit Party to keep and maintain, all of its properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted); provided, however, that nothing in this Section 5.5 shall prevent a Credit Party from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the reasonable judgment of such Credit Party, desirable in the conduct of such Credit Party’s business and not disadvantageous in any material respect to the Bank. The Co-Borrowers will and will cause each other Credit Party to take all commercially reasonable steps necessary to protect and maintain its Intellectual Property Rights. The Co-Borrowers will and will cause each other Credit Party to take all commercially reasonable steps necessary to prosecute any Person infringing its Intellectual Property Rights and to defend itself against any Person accusing it of infringing any Person’s Intellectual Property Rights.

Section 5.6. Insurance. The Co-Borrowers will obtain and at all times maintain, and will cause each other Credit Party to obtain and at all times maintain, insurance with insurers believed by it to be responsible and reputable in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which it operates.

Section 5.7. Preservation of Legal Existence. The Co-Borrowers will preserve and maintain, and will cause each other Credit Party to preserve and maintain, its legal existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

Section 5.8. Creation of New Credit Parties and Subsidiaries. The Co-Borrowers will not create any Subsidiary, nor will it acquire any business which would constitute a Subsidiary, without first obtaining the prior written approval of the Bank. The Co-Borrowers will cause each new Subsidiary to execute and deliver to the Bank, a Guaranty, a Security Agreement and a Trademark and Patent Security Agreement, each in form and content acceptable to the Bank, whereupon such Subsidiary shall constitute a Credit Party hereunder. In the event that any such Subsidiary is organized under a jurisdiction other than the United States of America or a state thereof, the Bank will negotiate in good faith with the Co-Borrowers and such Subsidiary to include provisions in such Subsidiary’s Guaranty designed to prevent deemed distributions to the Co-Borrowers under Section 956 of the Code; provided, however, that such provisions shall preserve the maximum security in such Subsidiary and its assets for the Bank possible in connection with such considerations; provided, further, that the Bank shall not be responsible to the Co-Borrowers, any Credit Party, any such Subsidiary or any other Person for the sufficiency of such provisions to accomplish their stated purpose.

Section 5.9. Minimum EBITDA. As of each Covenant Computation Date, the Co-Borrowers will achieve minimum EBITDA (plus expenses and/or settlement costs, without duplication, of up to $5,000,000 in the aggregate related to the Pending Employment Litigation) for the Consolidated Group of not less than $8,500,000.

Section 5.10. Minimum Interest Coverage Ratio. As of each Covenant Computation Date, the Co-Borrowers will maintain the Interest Coverage Ratio of the Consolidated Group at not less than 3.75 to 1.00.

Section 5.11. Minimum Fixed Charge Coverage Ratio. As of each Covenant Computation Date, the Co-Borrowers will maintain the Fixed Charge Coverage Ratio of the Consolidated Group at not less than 1.15 to 1.00.

Section 5.12. Maximum Leverage Ratio. As of each Covenant Computation Date, the Co-Borrowers will maintain the Leverage Ratio of the Consolidated Group at not more than 2.75 to 1.00.

Section 5.13. Landlord Waivers. Not later than ninety (90) days following the Closing Date, the Co-Borrowers will have obtained and delivered to the Bank landlord and/or warehouseman lien waivers, as appropriate, for each location where any Collateral is located that is not owned by a Credit Party, such waivers to be in form and substance satisfactory to the Bank. After the expiration of such ninety (90) day period, all otherwise Eligible Finished Inventory and Eligible Semi-Finished Inventory located at any such non-owned location for which an appropriate waiver has not been obtained will no longer constitute Eligible Finished Inventory or Eligible Semi-Finished Inventory and will continue not to constitute Eligible Finished Inventory or Eligible Semi-Finished unless and until such waiver is obtained.

ARTICLE VI

NEGATIVE COVENANTS

So long as the Note or any Letter of Credit shall remain unpaid or outstanding or any Revolving Commitment shall be outstanding, the Co-Borrowers will comply with the following requirements, unless the Bank shall otherwise consent in writing:

Section 6.1. Liens. The Co-Borrowers will not, and will not permit any other Credit Party to, create, incur or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, assignment or transfer upon or of any assets of any Credit Party, now owned or hereafter acquired, to secure any indebtedness; excluding from the operation of the foregoing (herein “Permitted Liens”):

(a) mortgages, deeds of trust, pledges, liens, security interests and assignments in existence on the date hereof and listed in Schedule 6.1 (including any subsequent extension or renewal of such mortgages, deeds of trust, pledges, liens, security interests and assignments to the extent (i) the related extension or renewal of the Debt secured thereby is otherwise permitted under this Agreement, (ii) the principal amount secured thereby is not increased above the amount outstanding immediately prior to such extension or renewal, and (iii) the property subject thereto is not increased);

(b) liens for taxes or assessments or other governmental charges to the extent not required to be paid by Section 5.4;

(c) materialmen’s, merchants’, carriers’, worker’s, repairer’s, or other like liens arising in the ordinary course of business to the extent not required to be paid by Section 5.4;

(d) pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

(e) zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of any Credit Party or the value of such property for the purpose of such business;

(f) liens and security interests granted to the Bank pursuant to any of the Security Documents;

(g) liens and security interests granted to GE Capital in connection with the GE Capital Loan Agreement;

(h) purchase money mortgages, liens or security interests, including conditional sale agreements, capital lease liabilities or other title retention agreements and leases which are in the nature of title retention agreements, upon or in property acquired after the date hereof by a Credit Party, or mortgages, liens or security interests existing in such property at the time of the acquisition thereof, provided that:

(i) no such mortgage, lien or security interest extends or shall extend to or cover any property of a Credit Party other than the property then being acquired; and

(ii) the aggregate principal amount of the indebtedness secured by any such mortgage, lien or security interest shall not exceed the cost of such property so acquired in connection therewith;

(i) bankers’ liens, rights of set off or similar rights as to accounts maintained with a financial institution; and

(j) licenses, leases or subleases granted to other Persons if and to the extent such licenses, leases and subleases do not interfere in any material respect with the business of any Credit Party or any of their respective Subsidiaries and does not diminish the value of, or impair any right of the Bank in or to any Collateral (as such term is defined in the applicable Security Agreement).

Section 6.2. Indebtedness. The Co-Borrowers will not, and will not permit any other Credit Party to, incur, create, assume, permit or suffer to exist, any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

(a) Obligations arising hereunder;

(b) Obligations owing to GE Capital in connection with the GE Capital Loan Agreement;

(c) Obligations arising under the Holding Company Notes and any additional Holding Company Notes issued to pay interest on such Notes;

(d) Subordinated Debt issued to refinance the Holding Company Notes provided such Subordinated Debt is (i) incurred solely by JAC Holdings, (ii) the terms of such Subordinated Debt are no less favorable to JAC Holdings as the terms of the Holding Company Notes, and (iii) the holder or holders of such Subordinated Debt enter into a Subordination Agreement acceptable in form and substance to the Bank;

(e) indebtedness in existence on the date hereof and listed in Schedule 6.2; together with any extension, renewal or replacement thereof (so long as such indebtedness is not increased above the amount outstanding immediately prior to giving effect to any such extension, renewal or replacement);

(f) Capital Leases, operating leases, and indebtedness of a Credit Party secured by security interests permitted by Section 6.l(h). not to exceed $1,500,000 in annual payments in the aggregate at any time outstanding, net of any payments received pursuant to those Capital Leases and other transactions; and

(g) intercompany loans by and between the Credit Parties.

Section 6.3. Guaranties. The Co-Borrowers will not, and will not permit any other Credit Party to, assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

(a) the Guaranties;

(b) guarantees required under the GE Capital Loan Agreement;

(c) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and

(d) guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the date hereof and listed in Schedule 6.3; together with any extension, renewal or replacement thereof (so long as such indebtedness is not increased above the amount outstanding immediately prior to giving effect to any such extension, renewal or replacement).

Section 6.4. Investments. The Co-Borrowers will not, and will not permit any other Credit Party to, purchase or hold beneficially any stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or create or acquire any Subsidiary or make any investment or acquire any interest whatsoever in, any other Person, except:

(a) investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute the full faith and credit obligations of the United States of America having a maturity of one (1) year or less, commercial paper issued by a U.S. corporation rated “A-l” or “A-2” by Standard & Poors Rating Group or “P-l” or “P-2” by Moody’s Investors Service, investments in money market mutual funds whose underlying assets are exclusively investments which would otherwise be permitted investments under this Section 6.4(a), or repurchase agreements, certificates of deposit or bankers’ acceptances having a maturity of one (1) year or less issued by members of the Federal Reserve System having deposits in excess of $500,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);

(b) travel advances or loans to officers and employees of any Credit Party not exceeding at any one time an aggregate for all members of the Consolidated Group of $100,000;

(c) advances in the form of progress payments, prepaid rent or security deposits in the ordinary course of business; and

(d) investments by any Credit Party in another Credit Party, including intercompany transfers, advances, loans, guarantees or other financial accommodations.

Section 6.5. Restricted Payments. The Co-Borrowers will not declare or pay any dividends on any shares of any class of its stock, or directly or indirectly apply any assets to the redemption, retirement, purchase or other acquisition of any shares of any class of stock of the Co-Borrowers or make any payments or distributions for any reason to or for the account or benefit of any Affiliate, except (a) Permitted Distributions, (b) payments owing under transactions with affiliates otherwise permitted by Section 6.7 hereof; and (c) payments permitted under Section 6.15 hereof (to the extent not duplicative of Permitted Distributions).

Section 6.6. Restrictions on Sale and Issuance of Subsidiary Stock. The Co-Borrowers will not:

(a) permit any of its Subsidiaries to issue or sell any shares of any class of such Subsidiary’s stock to any other Person (other than to the Co-Borrowers or a wholly-owned Subsidiary of the Co-Borrowers); or

(b) sell, transfer or otherwise dispose of any shares of any class of stock of any of its Subsidiaries to any other Person (except to a wholly owned Subsidiary of the Co-Borrowers); or

(c) permit any of its Subsidiaries to sell, transfer or otherwise dispose of any shares of any class of stock of any other Subsidiary of the Co-Borrowers to any other Person (other than to the Co-Borrowers or a wholly-owned Subsidiary of the Co-Borrowers).

Section 6.7. Transactions With Affiliates. The Co-Borrowers will not, and will not permit any other Credit Party to enter into or be a party to any transaction with any Affiliate of the Co-Borrowers or any such Credit Party that is not also a Credit Party except in the ordinary course of and pursuant to the reasonable requirements of such Credit Party’s business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arms-length transaction with a Person not an Affiliate of such Credit Party.

Section 6.8. Sale or Transfer of Assets; Suspension of Business Operations. Except as permitted under section 6.2(f), the Co-Borrowers will not, and will not permit any other Credit Party to, sell, lease, assign, transfer or otherwise dispose of all or a substantial part of the assets of the Consolidated Group (other than the sale of Inventory in the ordinary course of business), whether in one transaction or in a series of transactions, to any other Person and will not liquidate, dissolve or suspend its business operations. For purposes of the foregoing, a “substantial part” of the Consolidated Group’s assets shall mean assets in excess of 10% of the book value of the Consolidated Group’s assets, determined in accordance with GAAP.

The Bank agrees that the security interest granted to the Bank in any railroad rolling stock shall be automatically released as described in Section 9-320 of the UCC upon sale by the Co-Borrowers of such railroad rolling stock to a buyer in the ordinary course of business; provided, however, the such security interest shall attach to the proceeds of such sale; and provided, further, that the foregoing shall not affect the Bank’s security interest in any security interest of the Co-Borrowers in the property of such buyers to the extent that such security interest secures the purchase price for such railroad rolling stock. Subject to the terms of this Section 6.8, if the Co-Borrowers shall request in writing that the Bank evidence the release referred to in this Section 6.8 with respect to specific railroad cars, the Bank shall promptly execute and deliver a partial release with respect to such railroad cars substantially in the form of Exhibit A to the Security Agreement. In the event that any Credit Party is granted a security interest in any railroad rolling stock or other property as collateral security for the purchase price of such railroad rolling stock or other property, such Credit Party agrees that it shall execute and deliver all documents requested by the Bank in order to reflect and perfect the collateral assignment of the foregoing security interest of such Credit Party to the Bank.

Section 6.9. Consolidation and Merger; Asset Acquisitions. The Co-Borrowers will not, and will not permit any other Credit Party to, consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person, except for the merger of any Credit Party into another Credit Party or any Subsidiary into a Credit Party; provided that such Credit Party survives as the sole remaining entity.

Section 6.10. Sale and Leaseback. The Co-Borrowers will not, and will not permit any other Credit Party to, enter into any arrangement, directly or indirectly, with any other Person whereby any Credit Party shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which a Credit Party intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.11. Restrictions on Nature of Business. The Co-Borrowers will not, and will not permit any other Credit Party to, engage in any line of business materially different from that presently engaged in by the Co-Borrowers or any such Credit Party and will not purchase, lease or otherwise acquire assets not related to its business.

Section 6.12. Accounting. The Co-Borrowers will not, and will not permit any other Credit Party to, adopt any material change in accounting principles, other than as required by GAAP, and will not adopt, permit or consent to any change in its fiscal year.

Section 6.13. Capital Expenditures. The Co-Borrowers will not, and will not permit any other Credit Party to, make Capital Expenditures during any fiscal year of the Co-Borrowers in an aggregate amount (for the entire Consolidated Group) in excess of the Capital Expenditures Threshold; provided, however, that no such Capital Expenditures shall be permitted to the extent they would result in a failure of the Co-Borrowers to comply with any Financial Covenant or any other covenant or agreement of the Co-Borrowers hereunder.

Section 6.14. Hazardous Substances. The Co-Borrowers will not cause or permit, and will not permit any other Credit Party to cause or permit; any Hazardous Substances to be disposed of in any manner which might result in any material liability to any Credit Party on, under or at any real property which is operated by any Credit Party or in which any Credit Party has any interest.

Section 6.15. Holding Company Note Payments. The Co-Borrowers will not, and will not permit any other Credit Party to, make any Holding Company Note Payments prior to March 31, 2004, and, after that date, the Co-Borrowers or any other Credit Party may make scheduled payments (but not prepayments) of interest required to be paid under the Holding Company Notes, so long as the Payment Conditions have been satisfied; provided, however, the Co-Borrowers will be permitted to pay up to $9,000,000 of the proceeds of the GE Capital Loan Agreement to the holders of the Holding Company Notes concurrently with the execution of the GE Capital Loan Agreement.

ARTICLE VII

EVENTS OF DEFAULT; RIGHTS AND REMEDIES

Section 7.1. Events of Default. “Event of Default”, wherever used herein, means any one of the following events:

(a) default in the payment of any principal of the Note when it becomes due and payable, including, without limitation, any such payment becoming due and payable under Section 2.14(b); or

(b) default in the payment of any interest on the Note or in the payment of any fees, costs or expenses required to be paid by the Co-Borrowers under any Loan Document and the continuation of such default for more than three (3) Business Days; or

(c) default in the performance, or breach, of Section 5.1, any Financial Covenant or any covenant or agreement on the part of the Co-Borrowers contained in Article VI; or

(d) default in the performance, or breach, of any covenant or agreement of the Co-Borrowers in this Agreement (other than a covenant or agreement a default in whose performance or whose breach is elsewhere in this Section 7.1 specifically dealt with) or default in the performance, or breach, of any covenant or agreement of any Credit Party in any other Loan Document and the continuance of such default or breach for a period of thirty (30) calendar days after the Co-Borrowers or any such Credit Party has or should reasonably have had notice thereof; or

(e) any Credit Party shall be or become insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or any Credit Party shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of such Credit Party; or any Credit Party shall institute (by petition, application, answer, consent or otherwise) any insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against such Credit Party; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of an Credit Party and such judgment, writ, or similar process shall not be released, vacated or fully bonded within sixty (60) calendar days after its issue or levy; or

(f) a petition naming any Credit Party as debtor shall be filed under the United States Bankruptcy Code and that, in the case of an involuntary petition, is not dismissed within forty-five (45) days after the filing of such involuntary petition; provided, however, that the Bank shall have no obligation to make Revolving Advances or extend any other credit to the Co-Borrowers during such period; or

(g) any representation or warranty made by any Credit Party in any Loan Document or by the Co-Borrowers (or any of its officers) in any request for a Borrowing, or in any other certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with any Loan Document, shall prove to have been incorrect in any material respect when made; or

(h) the rendering against any Credit Party of a final judgment, decree or order for the payment of money in excess of $1,000,000 (unless the payment of such judgment is fully insured) and the continuance of such judgment, decree or order unsatisfied and in effect for any period of thirty (30) consecutive calendar days without a stay of execution; or

(i) a writ of attachment, garnishment, levy or similar process shall be issued against or served on the Bank with respect to (i) any property of any Credit Party in the possession of the Bank, or (ii) any indebtedness of the Bank to any Credit Party; or

(j) a default of event of default shall occur under the GE Capital Loan Agreement; or

(k) a default under any material credit agreement, security agreement, mortgage or deed of trust, bond, debenture, note, securitization agreement or other evidence of indebtedness or similar obligation of any Credit Party or under any indenture or other instrument under which any such evidence of indebtedness or similar obligation has been issued or by which it is governed (other than one for which a default in the performance thereof or whose breach is elsewhere in this Section 7.1 specifically dealt with) and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture or other instrument; or

(l) any Guarantor shall attempt to reject, terminate or rescind its Guaranty or shall contest in any manner the validity, binding nature or enforceability of its Guaranty; or

(m) any Reportable Event, which the Bank determines in good faith may constitute grounds for the termination of any Pension Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Pension Plan, shall have occurred and be continuing thirty (30) days after written notice to such effect shall have been given to the Co-Borrowers by the Bank; or a trustee shall have been appointed by an appropriate United States District Court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or the Co-Borrowers, any other Credit Party or any of their respective ERISA Affiliates shall have filed for a distress termination of any Pension Plan under Title IV of ERISA; or the Co-Borrowers, any other Credit Party or any of their respective ERISA Affiliates shall have failed to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the Code, which the Bank determines in good faith may by itself, or in combination with any such failures that the Bank may determine are likely to occur in the future, result in the imposition of a lien on the Co-Borrowers’ or any other Credit Party’s assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which results or could reasonably be expected to result in a material liability of the Co-Borrowers or any other Credit Party to the Multiemployer Plan under Title IV of ERISA; or

(n) any Credit Party shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or shall sell all or substantially all of its assets, unless such Credit Party is merged into, or its business becomes part of, another Credit Party; or

(o) any Change of Control shall occur; or

(p) the Co-Borrowers shall fail to deliver the Mortgages on the earlier of (i) the execution of the GE Capital Loan Agreement or (ii) forty-five (45) days after the Closing Date.

Section 7.2. Rights and Remedies. Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is cured or waived to the written satisfaction of the Bank, the Bank may exercise any or all of the following rights and remedies:

(a) by notice to the Co-Borrowers, declare the Revolving Commitment to be terminated, whereupon the same shall forthwith terminate;

(b) by notice to the Co-Borrowers, declare the entire unpaid principal amount of the Note, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Co-Borrowers;

(c) by notice to the Co-Borrowers, demand payment by the Co-Borrowers of funds with respect to each outstanding Letter of Credit in an amount sufficient to fund a cash escrow equal to the Letter of Credit Amount, which cash escrow will beheld by the Bank (or its designee), without interest, as a pledged cash collateral account and applied to reimbursement of all drafts submitted under outstanding Letters of Credit;

(d) without notice to the Co-Borrowers and without further action, apply any and all monies owing by the Bank to any Credit Party to the payment of the Note, including interest accrued thereon, and of all other Obligations then owing by the Co-Borrowers hereunder;

(e) exercise and enforce the rights and remedies available to the Bank under any Loan Document;

(f) exercise any other rights and remedies available to the Bank by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(e), (f) or (i) the entire unpaid principal amount of the Note, all interest accrued and unpaid thereon, and all other, amounts payable under this Agreement shall be immediately due and payable without presentment, demand, protest or notice of any kind.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. No Waiver; Cumulative Remedies. No failure or delay on the part of the Bank in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 8.2. Amendments, Requested Waivers, Etc. No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Co-Borrowers therefrom shall be effective unless the same shall be in writing and signed by the Bank. Any waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Co-Borrowers in any case shall entitle the Co-Borrowers to any other or further notice or demand in similar or other circumstances.

Section 8.3. Addresses for Notices, Etc. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and mailed or delivered to the applicable parties at their respective addresses set forth on the execution pages hereto, or as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 8.3. All such notices, requests, demands and other communications, when delivered, shall be effective upon actual delivery and when mailed, shall be effective one Business Day after the date sent by nationally recognized overnight mail courier or delivery service, addressed as aforesaid, except that notices or requests to the Bank pursuant to any of the provisions of Article II shall not be effective until received by the Bank.

Section 8.4. Costs and Expenses. The Co-Borrowers will reimburse the Bank for (a) any and all reasonable out-of-pocket costs and expenses, including without limitation reasonable attorneys’ fees and expenses (including allocated costs of in-house counsel), lien and UCC searches, title and recording expenses and other similar expenses, environmental audit, appraisal and other underwriting related expenses, paid or incurred by the Bank in connection with the preparation, filing or recording of the Loan Documents, and the transactions contemplated hereby (which amount shall be paid on the Closing Date or as soon thereafter as demand is made therefor) and the negotiation of any amendments, modifications or extensions to or of any of the foregoing documents, instruments or agreements and the preparation of any and all documents reasonably necessary or desirable to effect such amendments, modifications or extensions, (b) customary transaction fees of the Bank incurred in connection with the loans contemplated hereby, (c) reasonable fees in connection with any audits or inspections by the Bank of any Collateral or the operations or business of the Co-Borrowers or any other Credit Party, whether conducted at the Co-Borrowers’ premises, any other Credit Party’s premises or at the Bank’s premises (subject to the limitations imposed in Section 2.12(c)), and (d) any and ail other reasonable out-of-pocket costs and expenses incurred by the Bank in connection with any of the transactions contemplated hereby. In addition to the foregoing, the Co-Borrowers will reimburse the Bank for any and all reasonable costs and expenses incurred by the Bank in connection with the enforcement of any of the rights or remedies of the Bank under any of the Loan Documents or under applicable law, whether or not suit is filed with respect thereto.

Section 8.5. Indemnity. In addition to the payment of expenses pursuant to Section 8.4, the Co-Borrowers agree to indemnify, defend and hold harmless the Bank and each of its respective participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees (the “Indemnitees”), from and against (i) any claim, loss or damage to which any Indemnitee may be subjected as a result of any past, present or future existence, use, handling, storage, transportation or disposal of any Hazardous Substance by any Credit Party or with respect to any property owned, leased or controlled by any Credit Party, (ii) any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority (excluding income or gross receipts taxes) by reason of the execution and delivery of this Agreement and the other Loan Documents or the making of any Advances and (iii) any and all liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel) in connection with any investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against such Indemnitee, in any manner relating to or arising out of or in connection with, the making of any Advances or entering into this Agreement or any other Loan Documents or the use or intended use of the proceeds of the Advances, excepting, however, from the foregoing any such liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses resulting from the willful misconduct or gross negligence of any Indemnitee. If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon request of such Indemnitee, the Co-Borrowers, or counsel designated by the Co-Borrowers and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Co-Borrowers’ sole cost and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Co-Borrowers shall nevertheless make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities contemplated hereby which is permissible under applicable law. The obligations of the Co-Borrowers under this Section 8.5 shall survive termination of this Agreement and the discharge of the Obligations.

Section 8.6. Execution in Counterparts. This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

Section 8.7. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) Governing Law. The Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Illinois (other than its conflicts of laws rules), except to the extent the law of any other jurisdiction applies as to the perfection or enforcement of the Bank’s security interest in or lien on any Collateral and except to the extent expressly provided to the contrary in any Loan Document.

(b) Jurisdiction. The Co-Borrowers hereby irrevocably submit to the jurisdiction of any state or federal court sitting in Chicago, Illinois in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, and the Co-Borrowers hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such state or federal court. The Co-Borrowers hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Co-Borrowers irrevocably consent to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process to the Co-Borrowers at their addresses specified in Section 8.3 above. The Co-Borrowers agree that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 8.7(b) shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against the Co-Borrowers or their property in the courts of Other jurisdictions.

(c) WAIVER OF JURY TRIAL. THE CO-BORROWERS AND THE BANK HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.

Section 8.8. Integration; Inconsistency. This Agreement, together with the Loan Documents, comprise the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to such subject matter, superseding all prior oral or written understandings. If any provision of a Loan Document is inconsistent with or conflicts with a comparable or similar provision appearing in this Agreement, the comparable or similar provision in this Agreement shall govern.

Section 8.9. Agreement Effectiveness. This Agreement shall become effective upon delivery of fully executed counterparts hereof to each of the parties hereto.

Section 8.10. Advice from Independent Counsel. The parties hereto understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party hereto represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

Section 8.11. Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any person by reason of the rule of construction that a document is to be construed more strictly against the person who itself through its agent prepared the same, it being agreed that all parties hereto have participated in the preparation of this Agreement.

Section 8.12. Binding Effect; No Assignment by Co-Borrowers. This Agreement shall be binding upon and inure to the benefit of the Co-Borrowers, the Bank and their respective successors and assigns; provided, except, that the Co-Borrowers may not assign any or all of its rights or obligations hereunder or any of its interest herein without the prior written consent of the Bank.

Section 8.13. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 8.14. Headings. Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 8.15 Counterparts. This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement or such other Loan Document, as the case may be, taken together, shall constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Address:	JOHNSTOWN AMERICA CORPORATION

17 Johns Street	By	/s/ Glen T. Karan
Johnstown, PA 15907		Name:	Glen T. Karan
Attn: Glen T. Karan		Title:	Vice President-Finance and
Telecopy No.: (814) 533-5010			Administration, Secretary
and Treasurer

Address:	FREIGHT CAR SERVICES, INC.

2313 Cannon Street	By	/s/ Glen T. Karan
Danville, IL 61832		Name:	Glen T. Karan
Attn: Glen T. Karan		Title:	Vice President-Finance and
Telecopy No.: (814) 533-5010			Administration, Secretary
and Treasurer

Address:	JAIX LEASING COMPANY

Two North Riverside Plaza	By	/s/ Glen T. Karan
Suite 1250		Name:	Glen T. Karan
Chicago, IL 60606		Title:	Vice President-Finance and
Attn: Glen T. Karan			Administration, Secretary
Telecopy No.: (814) 533-5010			and Treasurer

Address:	JAC OPERATIONS, INC.

17 Johns Street	By	/s/ Glen T. Karan
Johnstown, PA 15907		Name:	Glen T. Karan
Attn: Glen T. Karan		Title:	Vice President-Finance and
Telecopy No.: (814) 533-5010			Administration, Secretary
and Treasurer

[Signature Page 1 of 2 to Johnstown Credit Agreement]

Address:	LASALLE BANK NATIONAL ASSOCIATION, as Bank

135 South LaSalle Street	By	/s/ Robert W. Hart
Chicago, Illinois 60603		Name:	Robert W. Hart
Attn: Robert W. Hart, First Vice President		Title:	First Vice President
Telecopy No. (312) 904-2903

[Signature Page 2 of 2 to Johnstown Credit Agreement]